UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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International Paper Company

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6400 Poplar Avenue

Memphis, Tennessee 38197

JOHN V. FARACI

Chairman and Chief Executive Officer

April 5, 2007

Dear Fellow Shareholder:

It is my pleasure to invite you to attend the 2007 Annual Meeting of Shareholders of International Paper Company. The meeting will be held at Doral Arrowwood Conference Resort, 975 Anderson Hill Road, Rye Brook, New York, 10573, on Monday, May 7, 2007, at 8:30 A.M., Eastern Time.

Attendance at the meeting will be limited to shareholders of record, or their duly appointed proxy holders (not to exceed one proxy per shareholder), at the close of business on March 16, 2007. If you plan to attend the meeting, please review the procedures described on page 2 under the heading, “How do I attend the annual meeting?”

At the meeting, you will vote on a number of important matters described in the attached proxy statement.

Your vote is very important. Whether you plan to attend the meeting or not, I urge you to vote your shares. Instructions on how to vote are included with your proxy card and this proxy statement.

Sincerely,

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Owners of Common Stock of

International Paper Company:

Date:	Monday, May 7, 2007

Time:	8:30 A.M., Eastern Time

Place:	Doral Arrowwood Conference Resort 975 Anderson Hill Road Rye Brook, NY 10573

Items of Business:

•Elect four directors for a three-year term;

•Ratify the selection of our independent registered public accounting firm, Deloitte & Touche LLP, for 2007;

•Vote on one shareholder proposal, which we endorse; and

•Consider any other business properly brought before the meeting.

Record Date:	March 16, 2007. Holders of record of International Paper common stock, par value $1.00 per share, at the close of business on that date are entitled to vote at the meeting.

By order of the Board of Directors,

MAURA A. SMITH

Senior Vice President, General Counsel and

Corporate Secretary

April 5, 2007

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PROXY STATEMENT

INTERNATIONAL PAPER COMPANY

6400 Poplar Avenue

Memphis, Tennessee 38197

(901) 419-9000

INFORMATION ABOUT OUR ANNUAL MEETING

This proxy statement is furnished in connection with the solicitation of proxies by International Paper Company on behalf of the Board of Directors for the 2007 Annual Meeting of Shareholders. Distribution of this proxy statement and proxy form is scheduled to begin on or about April 5, 2007.

We provide information about our Annual Meeting below in the form of a series of questions and answers. If you still have questions, please contact Ms. Maura A. Smith, our corporate secretary, in writing at the above address, by email at maura.abelnsmith@ipaper.com, or by telephone at (901) 419-3829.

VOTING PROCEDURES AND ANNUAL MEETING ATTENDANCE

Who is soliciting my vote?

The Board of Directors of International Paper Company is soliciting your vote for our 2007 annual meeting.

What will I vote on and how does our Board recommend I vote?

At the annual meeting, you will be asked to vote on the following matters. Our Board recommends that you vote FOR each of the matters listed below:

•	the election of four directors to serve on our Board for a three-year term;

•	the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for 2007; and

•	one shareholder proposal described on pages 65 through 66, which we endorse.

Who is entitled to vote at the annual meeting?

Shareholders of record of International Paper common stock, or their duly authorized proxies, at the close of business on March 16, 2007, the record date, are entitled to vote on each matter submitted to a vote at the annual meeting and at any adjournment or postponement of the annual meeting.

A list of shareholders as of the record date will be available for inspection and review upon request of any shareholder to Ms. Maura A. Smith, corporate secretary, International Paper Company, 6400 Poplar Avenue, Memphis, TN 38197. We will also make the list available at the annual meeting.

How many shares of stock are outstanding and may be voted by our shareholders?

As of the record date, a total of 448,320,767 shares are outstanding. Therefore, 448,320,767 votes may be cast, consisting of one vote for each share of our common stock, par value $1.00 per share.

How many votes must be present to hold the annual meeting?

A majority of the votes that may be cast, or at least 224,160,384 votes, present in person or represented by proxy, is needed to hold the annual meeting. We urge you to vote by proxy even if you plan to attend the meeting. That will help us to know as soon as possible that we have enough votes to hold the meeting.

How do I vote my shares?

You may vote at the annual meeting by proxy or in person.

If you are a holder of record (that is, if your shares are registered in your own name with our transfer agent), you have several options. You may vote by mail using the enclosed proxy card, by telephone, on the Internet or by attending the meeting and voting in person.

•	Vote by Mail

If you choose to vote by mail, simply mark, sign and date your proxy card and return it in the enclosed postage prepaid envelope;

•	Vote by Telephone

If you choose to vote by telephone, you may call the toll-free number on your proxy card; or

•	Vote on the Internet

If you choose to vote via the Internet, follow the instructions for accessing the International Paper website on your proxy card.

If you hold your shares in street name (that is, if you hold your shares through a broker, bank or other holder of record), you will receive a voting instruction form from your broker, bank or other holder of record. This form will explain which voting options are available to you. If you want to vote in person at the annual meeting, you must obtain an additional proxy card from your broker, bank or other holder of record authorizing you to vote. You must bring this proxy card to the meeting.

How do I attend the annual meeting?

All shareholders, or their proxy holders, as of the record date, March 16, 2007, are welcome to attend the annual meeting. If you plan to attend the meeting or appoint someone to attend as your proxy, please check the box on your proxy card. If you are voting by mail, by telephone or via the Internet, but still wish to attend the meeting, follow the instructions on your proxy card to tell us that you plan to attend. When you arrive at the meeting, please look for the “Shareholders’ Welcome Desk,” where you will be asked for photo identification in order to receive your admittance card.

If you have not told us prior to the annual meeting that you will attend, but you decide to attend, please go to the “Shareholders’ Welcome Desk” and provide proof of ownership of your shares as well as your photo identification in order to obtain an admittance card.

If I hold shares in an International Paper employee benefit plan, how do I vote my shares?

International Paper employees may hold shares of Company common stock in one of our employee benefit plans, including the:

•	International Paper Company Salaried Savings Plan;

•	International Paper Company Hourly Savings Plan; or

•	International Paper Company Long-Term Incentive Compensation Plan (“LTICP”).

If you hold shares in our Salaried Savings Plan or Hourly Savings Plan, you may instruct State Street Bank and Trust Company, the trustee for these plans, to vote your shares in the Company Stock Fund by returning the proxy/voting instruction card included with this mailing or by providing voting instructions by telephone or on the Internet as explained on the voting instruction card. If you do not provide voting instructions, or if your instructions are unclear or incomplete, the trustee will vote your shares at its discretion.

Employees who received shares of restricted stock under our LTICP may also vote their shares. The process for voting shares of restricted stock is the same as the process for voting shares of common stock, described above. However, if you do not vote your shares, they will not be counted as there is no trustee for the LTICP to vote the shares on your behalf.

How many votes will be required to elect directors?

We have nominated four directors for election at the annual meeting, and there are no other nominees competing for their seats on our Board. This means we have a non-contested election, and under a By-law amendment adopted by our Board in 2006, directors are now elected by majority vote. In other words, each director must receive a greater number of votes “for” his or her election than votes “withheld.” If a director receives a greater number of votes “withheld” than votes “for” his or her election, he or she must submit his or her resignation, and the Board, acting through its Governance Committee, will decide whether to accept the resignation. More information about majority voting may be found on pages 65 through 66.

How many votes will be required to ratify the selection of the independent registered public accounting firm?

To ratify the selection of our independent registered public accounting firm or approve any other matters properly raised at the meeting, a majority of the votes cast is required.

How many votes will be required to approve the shareholder proposal?

The shareholder proposal requests us to adopt majority voting in our certificate of incorporation, which we endorse. We have previously adopted a majority voting standard in our By-laws. While this shareholder proposal is not binding on the Company, the Board intends to propose an amendment to our certificate of incorporation for vote by our shareholders at the 2008 annual meeting.

What if I abstain from voting or I withhold my vote?

In connection with the proposal to ratify the selection of our independent registered public accounting firm and the shareholder proposal, you may vote “for” or “against,” or you may “abstain” from voting. “Abstentions” will not affect the vote on the selection of our independent registered public accounting firm or the shareholder proposal.

In the election of directors, you can vote “for” a nominee named on the proxy card, or you can indicate that you are “withholding” your vote from a nominee named on the proxy card.

Since we do not have cumulative voting, you may not cast all of your votes “for” a single director nominee.

Can I change or revoke my proxy?

Yes, you may change your vote or revoke your proxy at any time before it is exercised. If you are a holder of record, prior to the annual meeting you may:

•	send in a new proxy card with a later date;

•	send a written revocation to Ms. Maura A. Smith, corporate secretary; or

•	cast a new vote by telephone or the Internet.

A new proxy card or written revocations of a prior vote must be sent by mail to Ms. Maura A. Smith, corporate secretary, International Paper, 6400 Poplar Avenue, Memphis, TN 38197 and received prior to the annual meeting. If you attend the annual meeting, your vote in person at the annual meeting will revoke any previously submitted proxy.

If you hold your shares in street name, you may change your voting instructions by contacting your broker, bank or other holder of record.

What if I do not indicate my vote for one or more of the matters on my proxy card?

If you return a signed proxy card without indicating your vote, your shares will be voted FOR all the matters to be voted on at the annual meeting.

What happens if I do not vote?

If you do not vote shares held in your name, your shares will not be voted.

If your shares are held through the Salaried Savings Plan or the Hourly Savings Plan, and you do not provide instructions, the trustee will vote your shares in its discretion.

If your shares are held through a broker and you do not give your broker instructions on how to vote, one of two things can happen, depending upon the type of proposal. First, for the election of directors and ratification of our independent registered public accounting firm, the broker may vote your shares in its discretion. For the shareholder proposal, absent instructions from you, the broker may not vote your shares at all. When that happens, it is called a “broker non-vote.”

The New York Stock Exchange (“NYSE”) has proposed to eliminate broker discretionary voting for the election of directors. This proposal has no effect on the 2007 annual meeting. For future annual meetings, if broker discretionary voting is eliminated, it will be necessary for you to vote your proxy card in order for your vote to be counted toward the election of directors.

Will my vote be confidential?

Yes. Your vote is confidential and will not be disclosed to our directors or employees.

What if I do not attend the annual meeting and there is voting on other matters?

At our annual meeting, we will not consider any shareholder proposals other than the one referred to above. Under our By-laws, a shareholder must provide us with written notice in advance of the meeting if he or she would like to raise matters for consideration and voting at the meeting. We have not received any such notices, and the deadline for submitting a notice established by our By-laws has passed. If other matters properly arise at the meeting for consideration, the persons named in the proxy, namely, Mr. John V. Faraci, our chief executive officer, Ms. Marianne M. Parrs, our executive vice president and chief financial officer, and Ms. Maura A. Smith, our senior vice president, general counsel and corporate secretary, will be entitled to vote your shares on those matters for you. If you wish to submit a proposal for the 2008 annual meeting, please go to page 6 of this proxy statement for instructions, under the heading “How do I submit a shareholder proposal for consideration at the 2008 annual meeting?”

Will the Company’s independent registered public accounting firm be present at the annual meeting?

Yes, representatives of Deloitte & Touche LLP will attend the meeting. They will be available during the meeting to answer your questions and they will have the opportunity to make a statement, if they desire to do so. The Audit and Finance Committee of our Board and our full Board have approved the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the 2007 fiscal year, subject to ratification by a majority of votes cast at the annual meeting.

Will our directors attend the annual meeting?

Yes. The Company’s Corporate Governance Principles state that directors are expected to attend our annual meeting.

What happens if the annual meeting is postponed or adjourned?

Your proxy will still be valid and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted.

Do any shareholders beneficially own more than 5% of our common stock?

Yes. According to public filings, there are four entities that beneficially own more than 5% of our common stock:

•	Capital Research and Management Company, as discretionary adviser to third party investment companies;

•	T. Rowe Price Associates, Inc., as investment adviser to third parties;

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State Street Bank and Trust Company, as trustee of various International Paper employee benefit plans and a trustee and discretionary adviser to third-party trusts and employee benefit plan related accounts; and

•	Morgan Stanley, as the parent holding company of Van Kampen Asset Management, an investment adviser to third parties.

For further information about these shareholders, please see “Ownership of Company Stock” on page 62 of this proxy statement.

Who will be soliciting proxies on our behalf?

The Company pays the cost of preparing proxy materials and soliciting your vote. Proxies may be solicited on our behalf by our directors, officers or employees by telephone, electronic or facsimile transmission or in person. We have hired Georgeson, Inc. to solicit proxies for an estimated fee of $24,000, plus expenses.

COMMUNICATING WITH THE BOARD

How do I communicate with the Board?

You may communicate with our full Board, the independent directors as a group, the chair of the Governance Committee, who serves as the presiding director at executive sessions of our Board, or any one of the directors by writing to Ms. Maura A. Smith, corporate secretary, International Paper, 6400 Poplar Avenue, Memphis, TN 38197. Ms. Smith will forward all communications involving the interest of the Company or its shareholders, other than business solicitations, advertisements, job inquiries or similar communications, directly to the intended director(s).

In addition, as described in detail on page 16 of this proxy statement, we have an Office of Ethics and Business Practice, led by Mr. James Berg, director of Ethics and Business Practice, and a Helpline that is available 24 hours a day, seven days a week, to receive calls, e-mails, and letters to report a concern or complaint, anonymous or otherwise. All contacts that raise concerns or allegations of impropriety relating to our accounting, internal controls or other financial or audit matters are immediately forwarded by Mr. Berg to the chair of our Audit and Finance Committee. All such matters are investigated and responded to in accordance with the procedures established by our Audit and Finance Committee.

How do I submit a shareholder proposal for consideration at the 2008 annual meeting?

Our 2008 annual meeting is currently scheduled for May 12, 2008. If you wish to submit a proposal to be included in the 2008 proxy statement, you must submit your proposal in writing so that we receive it by December 7, 2007. Proposals should be sent to Ms. Maura A. Smith, corporate secretary, International Paper, 6400 Poplar Avenue, Memphis, TN 38197.

If you would like to present your proposal at the 2008 annual meeting, but you do not meet the deadline for inclusion in the proxy statement, our By-laws require that you notify us of your proposal between January 13, 2008 and February 12, 2008. Your notice should be sent to Ms. Smith at the above address.

For your information, you must be a shareholder of record on the date you submit your proposal and on the record date for determining shareholders entitled to vote at the 2008 annual meeting. You must also meet the minimum share ownership requirements set forth by the Securities and Exchange Commission in order to be eligible to submit a shareholder proposal. Your proposal must conform to the notice requirements in Article I, Section 7 of our By-laws, which are available at www.internationalpaper.com under the “Investors” tab at the top of the page and then under the “Governance” link in the menu on the right.

A paper copy of our By-laws is available at no cost by written request to Ms. Maura A. Smith, corporate secretary, International Paper, 6400 Poplar Avenue, Memphis, TN 38197.

How do I nominate a candidate for director at the 2008 annual meeting?

Shareholder nominations for directors may be submitted to our Board of Directors, to the attention of our Governance Committee, care of Ms. Maura A. Smith, corporate secretary, at the above address. Our By-laws require that the director nomination be received between January 13, 2008 and February 12, 2008.

As in the case of submitting a shareholder proposal, you must be a shareholder of record on the date you submit your nomination and on the record date for determining shareholders entitled to vote at the 2008 annual meeting. You must also meet the minimum share ownership requirements set forth by the Securities and Exchange Commission in order to be eligible to nominate a director candidate. Your director nomination must conform to the notice requirements in Article II, Section 9 of our By-laws which are available at www.internationalpaper.com under the “Investors” tab at the top of the page and then under the “Governance” link in the menu on the right.

As discussed above, a paper copy of our By-laws is available at no cost by written request to Ms. Smith, corporate secretary, International Paper, 6400 Poplar Avenue, Memphis, TN 38197.

What is householding?

We have adopted “householding,” a procedure under which shareholders of record who have the same address and last name and do not receive proxy materials electronically will receive only one copy of our annual report and proxy statement unless one or more of these shareholders notifies us that they wish to continue receiving individual copies. This procedure saves us printing and mailing costs. Shareholders will continue to receive separate proxy cards.

We will deliver promptly, upon written or oral request, a separate copy of this proxy statement and our 2006 annual report to a shareholder at a shared address to which a single copy of the documents was delivered. To request a separate copy, please send your written request to Investor Relations, International Paper, 6400 Poplar Avenue, Memphis, TN 38197, or call (800) 332-8146.

If you wish to receive separate copies of future annual reports and proxy statements or if you currently receive multiple copies of our annual report and proxy statement and would like to receive a single copy, please send your written request to ADP Investor Services at ADP-ICS, Householding Department, 51 Mercedes Way, Edgewood, NY, 11717, or call (800) 542-1061.

OUR BOARD OF DIRECTORS

Class I Directors – Nominated for Election at this Annual Meeting – Term Expiring in 2010

The following four directors are nominated for election at the 2007 annual meeting. Each of these directors is standing for election to serve a term that will expire in 2010. See page 64 of this proxy statement for more information on the election of directors.

David J. Bronczek, 52, president and chief executive officer of FedEx Express, since February 2000. Mr. Bronczek started with FedEx in 1976 and has served as executive vice president and chief operating officer of FedEx Express. Mr. Bronczek serves on the boards of Memphis Tomorrow, the National Safe Kids Campaign, the International Air Transport Association, the National Board of Directors for United Way, the Board of Visitors for the University of Memphis, and the Honors Advisory Board for the University of North Carolina at Chapel Hill. Director since October 9, 2006.

Martha F. Brooks, 47, chief operating officer of Novelis Inc., an aluminum rolling and recycling company, since January 2005, when the company was spun off from Alcan Inc. Ms. Brooks served as president and chief executive officer of Alcan Rolled Products Americas and Asia, senior vice president of Alcan, Inc. and president of Alcan Aluminum Corporation from August 2002 to December 2004. In addition, she was vice president of Cummins Inc. from May 1996 to June 2002. Ms. Brooks serves on the boards of Manufacturers Alliance/MAPI, Hathaway Brown School, Yale – China Association, and Keep America Beautiful, Inc. Director since December 9, 2003.

Lynn Laverty Elsenhans, 50, executive vice president, global manufacturing, Shell Downstream Inc., since January 2005. Ms. Elsenhans previously served as president of Shell Oil Company and chief executive officer of Shell Oil Products U.S. from 2003 until 2005, and director strategic planning, sustainable development and external affairs of Shell International Limited from 2002 to 2003. Ms. Elsenhans is a trustee of Rice University and First Tee, an overseer for the Jones Graduate School of Management at Rice, and on the boards of the World Golf Foundation, the Texas Medical Center, and Central Houston, Inc. Director since March 15, 2007.

John L. Townsend, III, 51, private investor and outside member of the Riverstone Group, a private investment fund. Mr. Townsend was previously employed by Goldman Sachs & Co. from 1987 to 2002 and was a general partner from 1992 to 1999 and a managing director from 1999 to 2002. Mr. Townsend is a director of Belk, Inc., a department store retailer. Director since March 13, 2006.

Class II Directors – Term Expiring in 2008

Samir G. Gibara, 67, retired chairman of the board and chief executive officer of The Goodyear Tire & Rubber Company. Mr. Gibara served as chairman and chief executive officer from 1996 to his retirement in 2002 and remained as nonexecutive chairman until June 30, 2003. Prior to 1996, Mr. Gibara served that company in various managerial posts prior to being elected president and chief operating officer in 1995. Mr. Gibara is a director of Dana Corporation. He serves on the advisory board of Proudfoot Consultants and as a trustee of the University of Akron. Director since March 9, 1999.

John F. Turner, 65, former Assistant Secretary of State for Oceans and International and Scientific Affairs from November 11, 2001 to July 8, 2005. He received the Department of State’s Distinguished Honor Award from Secretary of State Colin Powell in January 2005. Prior to serving in the Department of State, Mr. Turner was president and chief executive officer of The Conservation Fund. Between 1989 and 1993, he was director of the U.S. Fish and Wildlife Service. Mr. Turner also served in the Wyoming State Legislature for 19 years and is a past president of the Wyoming State Senate. Mr. Turner is director of Peabody Energy Company and Ashland Inc. He is a visiting professor at the University of Wyoming in the School of Environment & Natural Resources and is a managing partner in a family business, The Triangle X Ranch, in Wyoming. Director since July 11, 2005.

Alberto Weisser, 51, chairman and chief executive officer of Bunge Limited, a global food, commodity and agribusiness company, since 1999. Mr. Weisser served as Bunge’s chief financial officer from 1993 to 1999. Mr. Weisser is a member of the board of directors of Ferro Corporation and is a member of the North American Agribusiness Advisory Board sponsored by Rabobank Nederland. Director since January 1, 2006.

Class III Directors – Term Expiring in 2009

John V. Faraci, 57, chairman and chief executive officer of International Paper since November 2003. Earlier in 2003, he was elected president of International Paper, and he previously served as executive vice president and chief financial officer from 2000 to 2003. From 1999 to 2000, he was senior vice president-finance and chief financial officer. From 1995 until 1999, he was chief executive officer and managing director of Carter Holt Harvey Ltd., a former majority-owned subsidiary of International Paper located in New Zealand. Mr. Faraci is a member of the board of directors of United Technologies Corporation. He also serves on the boards of the American Forest & Products Association, the Grand Teton National Park Foundation, the National Park Foundation and Memphis Tomorrow. He is a trustee of Denison University and a member of the Citigroup International Advisory Board. Director since February 11, 2003.

Donald F. McHenry, 70, former U.S. Ambassador to the United Nations. Ambassador McHenry has served as the Distinguished Professor of Diplomacy at Georgetown University since 1981, and he is principal owner and president of the IRC Group LLC, a Washington, D.C. consulting firm. Ambassador McHenry is a member of the board of The Coca-Cola Company and of the Institute for International Economics. He also serves on the boards of the Center for Transitional Justice, the Ford Foundation International Fellows, the Institute for International Economics, the Institute for the Study of Diplomacy, UNA-USA, and the U.S. Committee for U.N. Population Fund. Director since April 14, 1981.

William G. Walter, 61, chairman, president and chief executive officer of FMC Corporation, an agriculture, specialty and industrial chemical corporation, since 2001. Mr. Walter served as executive vice president of FMC Corporation from 2000 to 2001 and vice president and general manager of FMC’s Specialty Chemicals Group from 1997 to 2000. Mr. Walter is a member of the board of directors of the American Chemistry Council and of the National Association of Manufacturers. He is also a member of The Business Roundtable and serves on its Environment, Technology and Economy and International Trade and Investment task forces. In addition, he serves on the Executive Committee of the Philadelphia Chamber of Commerce. Director since January 1, 2005.

DIRECTOR COMPENSATION

COMPENSATION PHILOSOPHY

Our compensation program for our non-employee directors is guided by two principles: first, it should be competitive to attract highly qualified candidates to serve on our Board, and second, it should align the interests of our directors with the interests of our shareholders.

Stock Ownership Requirements

In order to align the long-term financial interests of our directors with those of our shareholders, directors are required to own a significant equity stake in the Company of at least 10,000 shares of common stock, or deferred stock units. Directors have five years from March 2006, or, in the case of newly elected directors, five years from the date of their election to meet the ownership requirement.

Elements of Our Director Compensation Program

Compensation for our non-employee directors consists of:

•	an annual retainer fee that is a mix of cash and equity;

•	life, business travel accident, and liability insurance; and

•	participation in a charitable giving program.

Each of these elements, described in more detail below, is recommended by the Management Development and Compensation Committee and approved by our Board. Management conducts a study comparing our directors compensation program to our Compensation Comparator Group, or CCG, which is described on page 33 of this proxy statement. Our practice is to target our director compensation at the median of our CCG so that we can effectively compete for top director talent.

An employee-director receives no annual cash or equity compensation for services as a director.

Annual Compensation

Annual compensation includes a cash retainer fee of $60,000, paid to directors monthly, and an annual equity award of the Company’s common stock in the amount of $100,000, described in more detail below. The chairs of each committee receive an additional $10,000, with the exception of the Audit and Finance Committee chair, who receives an additional $20,000 fee.

With respect to the $60,000 cash retainer fee, each director may elect to convert his or her cash retainer fee (but not committee chair fee) into Company common stock, with a 20% premium in additional shares of common stock for making that election. If a director makes this election, he or she will receive the equivalent of $72,000 in Company common stock, based on the closing stock price the day preceding the annual meeting held in May of each year. This election must be made prior to the end of each calendar year for the upcoming May to April performance year.

The equity portion of a director’s annual compensation is in the form of Company common stock with a fixed dollar value of $100,000. For directors who join the Board or retire from the

Board during the year, their award is prorated. To calculate the number of shares to be awarded for the annual retainer, we use the grant price for our most recent annual grant to our employees under our Performance Share Plan, which is described beginning on page 38 of this proxy statement.

A director’s ownership in shares of Company common stock that have been awarded under our current compensation plan vests one year after the shares are awarded, at which time directors are free to sell their shares, provided they have met their director stock ownership requirements. For information on these ownership requirements, please see page 11 of this proxy statement. Two of our directors hold shares of Company common stock that were awarded under our previous compensation plan and may not sell those shares until their retirement, disability or death.

Directors earn dividends on their shares of stock, which they may elect to receive either as cash or in the form of additional shares of stock.

Directors also have the option to defer all or a part of their annual retainer fee under our Restricted Stock and Deferred Compensation Plan for Non-Employee Directors. Amounts that are deferred are held as restricted stock units, or RSUs. In January following a director’s retirement, disability or death, we pay the value of the RSUs and dividends in a lump sum. We calculate the amount to be paid by multiplying (i) the number of RSUs and dividends credited to the director’s account by (ii) the closing price of our common stock on the last business day of the prior year.

Charitable Giving

All of our directors participate in the International Paper Company Charitable Award Program for Education in Honor of its Directors, referred to as the Charitable Award Program, which was established in 1995. The Charitable Award Program supports our commitment to education by offering each of our directors an opportunity to recommend that the Company make an aggregate donation of $1,000,000 to one or more, but not more than four, eligible tax-exempt institutions. A director’s designated institution(s) will receive a legacy gift to be paid in 10 equal annual installments following the director’s death.

To vest in this benefit, a non-employee director must (i) serve on our Board for at least 10 years or (ii) retire from our Board at the mandatory retirement age or become permanently disabled or die while on our Board. An employee-director must (i) serve on our Board for at least five years and (ii) retire at or after age 62 or become permanently disabled or die while on our Board. The Management Development and Compensation Committee oversees this program and may, in its discretion, amend or rescind certain provisions of the program, including the vesting requirements, or may terminate the program without the consent of participating directors.

Our annual expense for the program is approximately $1,041,000, of which $493,000 is attributable to directors who served in 2006. While the program does not provide any monetary compensation or direct financial benefit to our directors, we have reflected a ratable portion of the expense for each director who served in 2006 in the “All Other Compensation” column of the Non-Employee Director Compensation Table on page 14 of this proxy statement, and, for Mr. Faraci, our employee-director, in the “All Other Compensation” column of the Summary Compensation Table on page 50.

We pay the cost of and are the beneficiary of life insurance policies which partially offset the costs of the program, and we expect to receive an income tax deduction when we make the designated charitable awards.

Our directors are also eligible to participate in our matching gift program, which is available generally to our employees. Under this program, we match our employees’ and directors’ charitable gifts to eligible institutions up to $5,000 per year per person.

Insurance and Indemnification Contracts

We provide life insurance in the amount of $10,500 to our non-employee directors, and travel accident insurance in the amount of $500,000 that covers a director if he or she dies or suffers certain injuries while traveling on business for us. The cost of this insurance is less than $50 per year per director because our directors are insured as part of our Company-wide insurance program for our employees.

We provide liability insurance for our directors, officers and certain other employees at an annual cost of approximately $6.7 million, including approximately $1.2 million for a fiduciary liability policy that covers any employee who acts in a fiduciary capacity. The principal underwriters of coverage, which was renewed in 2006 and extends to June 15, 2007, are Federal Insurance Company and XL Specialty Insurance Company.

Our By-laws provide for standard indemnification of our directors and officers in accordance with New York law. We also have contractual arrangements with our directors that indemnify them in certain circumstances for costs and liabilities incurred in actions brought against them while acting as our directors.

Non-Employee Director Compensation Table

The following table provides information on 2006 compensation for non-employee directors. This table shows fiscal year 2006 compensation in accordance with the Securities and Exchange Commission’s compensation disclosure requirements. Since we pay our directors on a May to April performance year, the amounts reported in the tabular disclosure below show differences among directors based on (i) an individual director’s elections as to form of compensation (cash, equity, or some combination of the two); (ii) an individual director’s deferral elections; (iii) additional fees paid to our committee chairs; and (iv) the date the director joined our Board. Ms. Elsenhans, who joined our Board effective March 15, 2007, is not included in the table below.

The value of equity awards in the “Stock Awards” column is based on Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (“SFAS No. 123(R)”), as required by the Securities and Exchange Commission. As a result, this value may include amounts from awards granted in and prior to 2006, and not the amount actually paid to the director in 2006. We do not provide a retirement plan for our directors.

While the total annual expense of the Charitable Award Program has been determined by using assumptions related to each current and retired director who participates in the program, the expense shown in the “All Other Compensation” column only relates to non-employee directors who served in 2006.

NON-EMPLOYEE DIRECTOR COMPENSATION TABLE FOR 2006

	Fees Paid in Cash	Stock Awards	All Other Compensation	Total
	($)	($)	($)	($)
Directors at December 31, 2006	(1)	(2)	(3)
David J. Bronczek	$-	$44,494	$12,324	$56,818
Martha F. Brooks	$-	$163,533	$49,295	$212,828
Samir G. Gibara	$80,000	$104,490	$49,295	$233,785
Donald F. McHenry	$60,000	$138,106	$49,295	$247,401
John L. Townsend, III	$48,065	$88,926	$36,971	$173,962
John F. Turner	$60,000	$99,760	$49,295	$209,055
William G. Walter	$-	$174,092	$49,295	$223,387
Alberto Weisser	$-	$164,128	$49,295	$213,423

Retired Directors
James A. Henderson	$70,000	$128,341	$49,295	$247,636
W. Craig McClelland	$-	$182,639	$49,295	$231,934

(1) Certain directors have elected to receive restricted stock in lieu of a cash retainer fee; accordingly, these directors did not receive cash compensation in 2006.

(2) The value of stock awards is based on SFAS No. 123(R) as required by the Securities and Exchange Commission. A discussion of the assumptions used in calculating these values may be found in Note 17 to our audited financial statements on page 85 of our annual report on Form 10-K filed with the Securities and Exchange Commission on February 28, 2007.

The following table shows the aggregate number of shares held by our directors on December 31, 2006.

NON-EMPLOYEE DIRECTOR STOCK OWNERSHIP AT DECEMBER 31, 2006

Directors at December 31, 2006	Aggregate Number of Shares Outstanding
David J. Bronczek	2,913
Martha F. Brooks	16,199
Samir G. Gibara	16,943
Donald F. McHenry	43,344
John L. Townsend, III	3,392
John F. Turner	5,058
William G. Walter	11,895
Alberto Weisser	6,602
Total	106,346
Retired Directors
James A. Henderson	23,607
W. Craig McClelland	42,089

Mr. Bronczek, Mr. Townsend and Mr. Weisser joined our Board in 2006, and will be required to hold 10,000 shares by the fifth anniversary of their respective dates of election in 2011; Messrs. Turner and Walter joined our Board in 2005 and will be required to hold 10,000 shares by 2010. Ms. Elsenhans joined our Board on March 15, 2007, and is therefore not listed on this table reflecting ownership of stock by our directors as of December 31, 2006. She will be required to meet our stock ownership requirements by March 2012. All other directors meet our director stock ownership requirement.

(3) Reflects the annual expense incurred by the Company for the Charitable Award Program attributable to non-employee directors who served in 2006. We determine the total annual expense to the Company of approximately $1,041,000 by using assumptions related to each current and retired director who participates in the program. We take into account each director’s age, years of service on our Board, and mandatory retirement age. We make a standard mortality assumption for all directors and use a discount rate of 6%. For directors who served in 2006, the Company incurred an expense of $493,000, and that amount was allocated ratably to those directors based on the number of months each served. The amount shown does not include the de minimis cost for each director of a $10,500 life insurance policy and a $500,000 business travel accident policy.

INFORMATION ABOUT OUR CORPORATE GOVERNANCE

OUR COMMITMENT TO SOUND CORPORATE GOVERNANCE PRINCIPLES

We believe that good corporate governance is critical to achieving business success. Our Board has adopted Corporate Governance Principles that reflect its commitment to sound governance practices. In addition, each of our Board committees has its own charter to assure that our Board fully discharges its responsibilities to our shareholders. Our Board regularly reviews its Corporate Governance Principles and committee charters and makes changes from time to time to reflect developments in the law and the corporate governance area.

Our Corporate Governance Principles and our Board committee charters are published on our website at www.internationalpaper.com under the “Investors” tab at the top of the page and then under the “Governance” link in the menu on the right. This section of our website contains all of our corporate governance materials, and a paper copy of these materials is available at no cost upon written request to Ms. Maura A. Smith, corporate secretary, International Paper, 6400 Poplar Avenue, Memphis, TN 38197.

In each of the areas discussed below, we have embraced sound principles, policies and procedures to ensure that our Board and our management goals are aligned with our shareholders’ interests.

Our Code of Business Ethics

Our Board has adopted a Code of Business Ethics that applies to our directors, officers and all employees to ensure that we conduct business in a legal and ethical manner. Our Code of Business Ethics can be found on our website at www.internationalpaper.com by clicking on the “Our Company” tab at the top of the page and then on the “Ethics and Business Practice” link.

We have established an Office of Ethics and Business Practice, located at our global headquarters in Memphis, Tennessee, led by Mr. James Berg, director of Ethics and Business Practice. If an employee, customer, vendor or shareholder has a concern about ethics or business practices of the Company or any of its employees or representatives, he or she may contact Mr. Berg in person by going to his office or by communicating with him via mail, e-mail, facsimile or telephone. Our Code of Business Ethics explains that there are multiple channels for an employee to report a concern, including to his or her manager, assigned human resource professional or legal counsel or to our internal audit department.

We have also established a Helpline, available 24 hours a day, seven days a week, to receive calls from anyone wishing to report a concern or complaint, anonymous or otherwise. Helpline contact information can be found on our website at www.internationalpaper.com under the “Our Company” tab at the top of the page. Click on “Ethics and Business Practice” and then click on “How to Contact Us” on the left scroll-down menu. You may also call (800) 443-6308 if you are calling from anywhere in North America, or call (877) 319-0263 via AT&T Direct if you are calling from outside North America, or you may send an e-mail to ethics@ipaper.com for assistance.

All Helpline contacts are provided to Mr. Berg for further action and, if possible, for a response to the person making the contact. Any report to any one of our multiple channels for reporting concerns that raises a concern or allegation of impropriety relating to our accounting, internal controls or other financial or audit matters is immediately forwarded to Mr. Berg, who is then responsible for reporting such matters, unfiltered, to the chair of our Audit and Finance Committee. All such matters are investigated and responded to in accordance with the procedures established by the Audit and Finance Committee to ensure compliance with the Sarbanes-Oxley Act of 2002.

OUR BOARD OF DIRECTORS

Our certificate of incorporation permits the Board to be anywhere from nine to 18 members. Currently, the size of our Board is 10.  During 2006, Messrs. Bronczek, Townsend and Weisser joined our Board and, in 2007, Ms. Elsenhans was elected, effective March 15, 2007. We have had a number of retirements over the last three years as directors reached our mandatory retirement age, including, most recently, Messrs. Henderson and McClelland. Both retired from our Board on December 31, 2006, each after seven years of dedicated service. Our director retirement policy is more fully described on page 19 of this proxy statement.

Director Qualification Criteria and Independence Standards

Our Board has adopted director qualification criteria, which it uses to evaluate incumbent directors being considered for election at each annual meeting, as well as to evaluate director-candidates. The director qualification criteria are attached as Appendix A to this proxy statement, or may be found on our website at www.internationalpaper.com under the “Investors” tab at the top of the page and then under the “Governance” link in the menu on the right. We discuss below some of the more important considerations that qualify our directors for service on our Board.

It is the policy of our Board that a majority of its members be independent from the Company, its management and its independent registered public accounting firm. Based on the Governance Committee’s review of our current directors, our Board has determined that all of our non-employee directors are independent. We have one employee-director, our chairman, Mr. Faraci, who is not independent.

Independence Determination Process and Standards

Annually, our Board determines the independence of directors based on a review conducted by the Governance Committee and the Company’s senior vice president, general counsel and corporate secretary. As in prior years, our Board evaluated and determined each director’s independence under the NYSE Listing Manual’s independence standards. See Section 303A.02(b) of the NYSE Listing Manual for a description of these standards. In addition, for 2007, our Governance Committee recommended to the Board that it adopt categorical independence standards that are consistent with, but more rigorous than the NYSE standards. In March 2007, the Board adopted categorical standards that, together with our director qualification criteria, are attached as Appendix A to this proxy statement or may be found on our website at www.internationalpaper.com under the “Investors” tab at the top of the page and then under the “Governance” link in the menu on the right.

In accordance with recent Securities and Exchange Commission rule changes, the Governance Committee is required to analyze and describe any transactions, relationships or arrangements not specifically disclosed in this proxy statement that were considered in determining our directors’ independence. To facilitate this process, the Governance Committee reviewed directors’ responses to our annual Directors’ and Officers’ Questionnaire, which requires disclosure of each director’s and his or her immediate family’s relationships to the Company, as well as any potential conflicts of interest.

In this context, the Governance Committee considered the employment of Mr. Bronczek with FedEx Express, a subsidiary of Federal Express. We are both a customer of and a supplier to Federal Express, but the aggregate payments by the Company to and from Federal Express did not exceed 1.75% of the other entity’s consolidated gross revenues, which is the percentage we established under our categorical independence standards for evaluating such relationships.

The Governance Committee also considered the employment of three other directors: Ms. Brooks at Novelis Inc., Mr. Walter at FMC Corporation and Mr. Weisser at Bunge Limited, and determined that the commercial relationships between our Company and these companies were not material under our categorical independence standards. Further, the Committee considered the service by Mr. Weisser on the North American Agribusiness Advisory Board sponsored by Rabobank Nederland because Rabobank Nederland is an entity to which the Company is indebted. Mr. Weisser does not serve as an executive officer of Rabobank Nederland, nor did he receive compensation from Rabobank Nederland. The Committee also considered the other affiliations of our directors, but none of the directors serve as an executive officer of any organization to which we make charitable contributions.

Based on this analysis, the Governance Committee concluded and recommended to our Board that none of these relationships impaired any of our directors’ independence. Accordingly, our Board determined that all of our non-employee directors, listed below, are independent under the NYSE standards and under our independence standards.

OUR INDEPENDENT DIRECTORS

David J. Bronczek	John L. Townsend, III

Martha F. Brooks	John F. Turner

Lynn Laverty Elsenhans	William G. Walter

Samir G. Gibara	Alberto Weisser

Donald F. McHenry

In addition, the Governance Committee also recommended, and the Board determined, that Messrs. Henderson and McClelland qualified as independent directors during their tenure on the Board in 2006 until their retirement at year-end in accordance with our mandatory retirement policy. Finally, the Governance Committee recommended, and our Board determined, that all of our non-employee directors meet the independence requirements for service on our Audit and Finance Committee, the Management Development and Compensation Committee, and the Governance Committee.

Board of Directors’ Policies and Practices

Director Resignation Policy

If a director’s principal occupation changes substantially, he or she is required to tender his or her resignation for consideration by the Governance Committee. The Governance Committee then recommends to the Board whether or not to accept the resignation. None of our directors tendered his or her resignation as a result of a substantial change in principal occupation in 2006.

In relation to election of directors by shareholders, we have adopted majority voting pursuant to a By-law amendment. If a director receives a greater number of votes “withheld” than votes “for” his or her election, he or she must submit his or her resignation, and the Board, working through the Governance Committee, will determine whether or not to accept the resignation.

Director Mandatory Retirement Policy

A director is required to retire from our Board on December 31 of the year in which he or she attains the age of 70 (if the director was elected or appointed to the Board for the first time after July 13, 1999) or December 31 of the year in which the director attains the age of 72 for directors appointed prior to that date. In 2006, two of our directors, Messrs. Henderson and McClelland retired pursuant to this policy.

Director Orientation and Continuing Education

Our new directors participate in a director orientation that includes written materials and presentations by subject matter experts, as well as meetings with senior management, our independent registered public accounting firm and both the Company’s and the Management Development and Compensation Committee’s compensation consultants. New directors visit several of our facilities and meet with employees. Continuing education occurs at every Board and committee meeting, with specific topics of interest covered by management or outside experts. Directors are also offered the opportunity to attend director education programs provided by third parties. On a regular basis, our Board visits a facility or significant operation and, at each Board meeting, meets informally with members of senior management.

Board, Committee and Annual Meeting Attendance

The Board met 11 times during 2006 with an average attendance rate of 96%. Each director attended 75% or more of the aggregate number of meetings of the Board and committees on which he or she served. As required by our Corporate Governance Principles, all those who were directors at the time of the 2006 annual meeting were in attendance at the 2006 annual meeting.

Executive Sessions of Non-Management Directors

Non-management directors of our Board meet in regularly scheduled executive sessions without management present following our regularly scheduled Board meetings. In 2006, executive sessions were held after every regularly scheduled Board meeting. The chair of the Governance Committee is the presiding director for these executive sessions.

Independent directors have unlimited access to independent legal, financial, accounting and other advisors as they may deem appropriate, without obtaining management approval.

Annual Board and Committee Self-Assessment

In accordance with a procedure established by the Governance Committee, the Board conducts an annual self-assessment of its own and the Board committees’ performance. The assessment is based on interviews with all directors, conducted by the Company’s senior vice president, general counsel and corporate secretary, Ms. Maura A. Smith. An assessment of individual board members is conducted prior to his or her nomination for election by shareholders, in accordance with the director qualification criteria discussed above.

OUR BOARD COMMITTEES

In order to fulfill its responsibilities, the Board has delegated certain authority to its committees. There are four standing committees and one executive committee. Our four standing committees are: (i) Audit and Finance; (ii) Governance; (iii) Management Development and Compensation; and (iv) Public Policy and Environment. The Executive Committee meets only if a quorum of the full Board cannot be convened and there is an urgent need to meet.

Each committee has its own charter, and each charter is reviewed annually by each committee to assure ongoing compliance with applicable law and sound governance practices. The Governance Committee assesses the Executive Committee charter. Committee charters may be found on our website at www.internationalpaper.com under the “Investors” tab at the top of the page and then under the “Governance” link in the menu on the right. Paper copies are available at no cost by written request to Ms. Maura A. Smith, corporate secretary, International Paper, 6400 Poplar Avenue, Memphis, TN 38197.

Committee Assignments

Board members are assigned to one or more committees, and those assignments are reviewed at least annually by the chairman of the Board, Mr. Faraci, and the Governance Committee, which recommends any changes in assignments to the Board. In most cases, Board members rotate off committees after three to four years of service, taking into account the need for both continuity and change.

Upon the retirement of Mr. McClelland, the Board appointed Mr. Turner as chair of our Public Policy and Environment Committee. And, upon the retirement of Mr. Henderson, the Board appointed Ambassador McHenry as chair of our Governance Committee. In 2006, Mr. Weisser rotated off of the Governance Committee and is now serving on the Management Development and Compensation Committee. Ms. Elsenhans, elected to the Board as of March 15, 2007, will be assigned to one or more committees when the Governance Committee meets immediately following the annual meeting in May.

Governance Committee

Meetings.    The agendas for the upcoming year’s meetings are developed in consultation with committee members. The final agenda for each committee meeting is determined by the Governance Committee chair, together with our chairman and chief executive officer, Mr. Faraci. Committee meetings are regularly attended by Mr. Faraci and Ms. Smith. Our corporate legal department provides support to the committee by preparing materials and fulfilling administrative tasks.

Responsibilities. The Governance Committee is responsible for ongoing monitoring and oversight of our governance practices and for nomination of director-candidates and incumbent directors for election by our shareholders. The table below provides additional information about the committee. All of the members of the Governance Committee meet our director independence standards.

Governance Committee
Current Members	Charter Responsibilities	Number of Meetings in 2006 and Attendance Rate
Donald F. McHenry (Chair) Samir G. Gibara John L. Townsend, III John F. Turner

•Review the Company’s Corporate Governance Principles

•Review Board and committee structure and compliance with Board policies

•Recommend director independence standards and director qualification criteria and recommend determinations of independence for the Board and committees

•Recommend designation of audit committee financial experts

•Oversee director-candidate search process and recommend candidates for election to the Board

•Review institutional and other affiliations of directors and director-candidates, and any potential or actual conflicts of interest and review, approve or ratify related person transactions

•Recommend committee assignments

•Establish and oversee chief executive officer performance evaluation process

•Schedule Board executive sessions

•Oversee and assess information provided to the Board

•Oversee annual Board and committee self-assessment process

7 meetings 93% attendance

Director Nomination Procedures

During 2006, there have been no changes to the procedures by which shareholders may recommend Board nominees. For more information on nominating a candidate for director at our next annual meeting, please see page 7 of this proxy statement. The Committee did not receive any recommended nominees from a shareholder or group of shareholders that beneficially own more than 5% of our common stock.

The Governance Committee is responsible for recommending director-candidates to the full Board for consideration and approval. The Board has developed director qualification criteria that are designed to describe the qualities and characteristics that are important to the Board as a whole. These criteria are attached as Appendix A to this proxy statement. In addition, no members of our Board serve on the board of directors of more than two other public companies.

Our Board applies the same criteria in evaluating candidates nominated by shareholders as well as in evaluating those recommended by other sources. The Committee has engaged Egon Zehnder International, a business leadership recruiting firm, to identify potential director-candidates to the Board. Through this recruiting firm’s efforts, Mr. Bronczek and Ms. Elsenhans were identified as potential Board candidates.

Section 16(a) Beneficial Ownership Reporting Compliance

The Governance Committee recommends to the Board for its approval the officers who are required to comply with Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Section 16(a) of the Exchange Act requires our directors, certain officers, and persons who own more than 10% of our common stock to file initial reports of beneficial ownership on Form 3, and reports of subsequent changes in beneficial ownership on Forms 4 or 5 with the Securities and Exchange Commission.

Based solely on our review of copies of these forms, we believe that all officers, directors, and holders of more than 10% of our common stock complied with the filing requirements applicable to them for the fiscal year ended December 31, 2006, except as follows: on May 30, 2006, as a result of an administrative error, we filed an untimely Form 4 for our senior vice president, internal audit, Mr. Andrew R. Lessin.

Audit and Finance Committee

Meetings.    The agendas for the upcoming year’s meetings are developed in consultation with committee members. The final agenda for each committee meeting is determined by the chair of the Audit and Finance Committee, together with Mr. Faraci. They are assisted by our executive vice president and chief financial officer, Ms. Parrs, our vice president and controller, Mr. Robert J. Grillet, Mr. Lessin and Ms. Smith, who provides legal advice to the committee. Committee meetings are regularly attended by Mr. Faraci, Ms. Parrs, Ms. Smith, Mr. Lessin, Mr. Grillet, and such other senior financial staff as may be required from time to time. On a regular basis, the committee holds an executive session without members of management, and it also meets privately with representatives from our independent public registered accounting firm, and separately with each of Ms. Parrs, Ms. Smith, and Mr. Lessin. At the Board of Directors meeting that immediately follows committee meetings, the chair of the Audit and Finance Committee reports on the matters approved or endorsed at the meeting. Our corporate finance and corporate legal departments provide support by preparing materials and fulfilling administrative tasks.

Responsibilities.    The Audit and Finance Committee assists our Board in monitoring the integrity of our financial statements and financial reporting procedures and overseeing the independent public registered accounting firm’s qualifications and independence, the performance of our internal audit function and independent public registered accounting firm, and our compliance with legal and regulatory requirements. The committee is also responsible for monitoring the use and development of our financial resources, the risk of financial fraud involving management and ensuring that controls are in place to prevent, deter and detect fraud by management, and such other matters as directed by our Board or the committee’s charter.

Each member of the Audit and Finance Committee has appropriate financial expertise to serve on the committee and has been designated as an “audit committee financial expert” as defined in applicable Securities and Exchange Commission regulations.

The table below provides additional information about the committee. All of the members of the Audit and Finance Committee meet our director independence standards.

Audit and Finance Committee
Current Members	Charter Responsibilities	Number of Meetings in 2006 and Attendance Rate
Samir G. Gibara (Chair) Martha F. Brooks John L. Townsend, III William G. Walter Alberto Weisser

•Review financial statement and disclosure matters

•Oversee independent public registered accounting firm and recommend policies to maintain auditor independence

•Oversee Company’s internal audit function

•Oversee compliance with laws, regulations and Company policies related to financial reporting and fraud prevention

•Oversee Company’s financial management

10 meetings 89% attendance

Audit and Finance Committee Report

The following is the report of the Audit and Finance Committee with respect to the Company’s audited financial statements for the fiscal year ended December 31, 2006.

The Audit and Finance Committee assists the Board of Directors in its oversight of the Company’s financial reporting process and implementation and maintenance of effective controls to prevent, deter and detect fraud by management. The Audit and Finance Committee’s responsibilities are more fully described in its charter, which is accessible on the Company’s website at www.internationalpaper.com under the Investors tab at the top and then the Governance tab on the right. Paper copies of the Audit and Finance Committee charter may be obtained, without cost, by written request to Ms. Maura A. Smith, corporate secretary, International Paper Company, 6400 Poplar Avenue, Memphis, TN 38197.

In fulfilling its oversight responsibilities, the Audit and Finance Committee has reviewed and discussed the Company’s annual audited and quarterly consolidated financial statements for the 2006 fiscal year with management and Deloitte & Touche LLP (“Deloitte & Touche”), the Company’s independent registered public accounting firm. The Audit and Finance Committee has discussed with Deloitte & Touche the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1.AU. section 380), as adopted by the Public Company Accounting Oversight Board (United States) in Rule 3200T. The Audit and Finance Committee has received the written disclosures and the letter from Deloitte & Touche required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as adopted by the Public Company Accounting Oversight Board (United States) in Rule 3600T, and has discussed with Deloitte & Touche its independence from the Company and its management. The Audit and Finance Committee has also considered whether the provision of non-audit services by Deloitte & Touche is compatible with maintaining the auditors’ independence.

The Board has determined that the following members of our Audit and Finance Committee are audit committee financial experts as defined in Item 407(d)(5)(ii) of Regulation S-K: Martha F. Brooks, Samir G. Gibara, John L. Townsend, III, William G. Walter, and Alberto Weisser. The Board has determined that each of these audit committee financial experts meets the independence requirements set forth under the listing standards of the NYSE and our independence standards.

Based on the review and discussions referred to above, the Audit and Finance Committee recommended to the Company’s Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

The Audit and Finance Committee has selected, and the Board of Directors has approved, subject to shareholder ratification, the appointment of the Company’s independent auditors.

Audit and Finance Committee

Samir G. Gibara, Chairman

Martha F. Brooks

John L. Townsend, III

William G. Walter

Alberto Weisser

The Company’s Independent Registered Public Accounting Firm

The Audit and Finance Committee is responsible for recommending the Company’s independent registered public accounting firm, and has evaluated the qualifications, performance and independence of Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates. Based on this evaluation, the Audit and Finance Committee has recommended, and the Board has approved, Deloitte & Touche as the Company’s independent registered public accounting firm for 2007, subject to shareholder ratification.

Deloitte & Touche’s reports on the consolidated financial statements for each of the three fiscal years in the period ended December 31, 2006, did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

Independent Auditor Fees

The Board engaged Deloitte & Touche to perform an annual integrated audit of the Company’s financial statements, which includes an audit of the Company’s internal controls over financial reporting, for the years ended December 31, 2005 and 2006. The total fees and expenses paid to Deloitte & Touche are as follows (in thousands):

	2005	2006(1)
Audit Fees	$19,879	$17,789
Audit-Related Fees	2,960	2,193
Tax Fees	1,393	229
All Other Fees	48	14
Total Fees	$24,280	$20,225

(1) Out-of-pocket expenses paid to Deloitte & Touche are included in the 2006 fees. For comparative purposes, out-of-pocket expenses of $633,000 were paid to Deloitte & Touche in 2005 that are not included in the 2005 fees shown above.

Services Provided by the Independent Auditors

All services rendered by Deloitte & Touche are permissible under applicable laws and regulations, and are pre-approved by the Audit and Finance Committee. Pursuant to rules adopted by the Securities and Exchange Commission, the fees paid to Deloitte & Touche for services provided are presented in the table above under the following categories:

1.	Audit Fees—These are fees for professional services performed by Deloitte & Touche for the audit and review of our annual financial statements that are normally provided in connection with statutory and regulatory filings or engagements, comfort letters, consents and other services related to Securities and Exchange Commission matters. Audit fees in both years include amounts related to the audit of the effectiveness of internal controls over financial reports.

2.	Audit-Related Fees—These are fees for assurance and related services performed by Deloitte & Touche that are reasonably related to the performance of the audit or review of our financial statements. This includes employee benefit and compensation plan audit, accounting consultations on divestitures and acquisitions, attestations by Deloitte & Touche that are not required by statute or regulation, consulting on financial accounting and reporting standards, and consultations on internal controls and quality assurance audit procedures related to new or changed systems or work processes.

3.	Tax Fees—These are fees for professional services performed by Deloitte & Touche with respect to tax compliance, tax advice and tax planning. This includes consultations on preparation of original and amended tax returns for the Company and its consolidated subsidiaries, refund claims, payment planning, and tax audit assistance. Deloitte & Touche has not provided any services related to tax shelter transactions, nor has Deloitte & Touche provided any services under contingent fee arrangements.

4.	All Other Fees—These are fees for other permissible work performed by Deloitte & Touche that do not meet the above category descriptions. The services relate to various engagements that are permissible under applicable laws and regulations, which are primarily related to assistance with, and development of, training materials.

The Audit and Finance Committee has adopted “Guidelines of International Paper Company Audit and Finance Committee for Pre-Approval of Independent Auditor Services,” which are available on our website at www.internationalpaper.com under the “Investors” tab at the top of the page and then under the “Governance” link in the menu on the right. A paper copy may be obtained at no cost by written request to Ms. Maura A. Smith, corporate secretary, International Paper, 6400 Poplar Avenue, Memphis, TN 38197.

Public Policy and Environment Committee

Meetings.    The agendas for the upcoming year’s meetings are developed in consultation with committee members. The final agenda for each committee meeting is determined by the chair of the Public Policy and Environment Committee, together with Mr. Faraci. They are assisted by the corporate legal department and other staff departments. Committee meetings are regularly attended by Mr. Faraci, Ms. Smith, and other members of management of the Company with functional responsibility for matters that properly come before the committee.

Responsibilities.    The Public Policy and Environment Committee has overall responsibility for the review of public policy, legal, health and safety, environmental and technology issues pertinent to our Company and its global operations, as well as for assessment of our various compliance policies and programs.

The table below provides additional information about the committee.

Public Policy and Environment Committee
Current Members	Charter Responsibilities	Number of Meetings in 2006 and Attendance Rate
John F. Turner (Chair) David J. Bronczek Donald F. McHenry

•Review Company’s mission and objectives for consistency with good corporate citizenship

•Review technology issues and emerging public policy issues

•Review Company’s policies, plans and performance relating to environment, safety and health

•Review and recommend charitable and political contributions

•Review legal matters and compliance with laws, regulations, Code of Business Ethics, and conflicts of interest policies

•Review and recommend action on indemnification of directors and officers in any legal action

4 meetings 100% attendance

Executive Committee

The Executive Committee may act for our Board, to the extent permitted by law, if Board action is required and a quorum of our full Board cannot be convened on a timely basis in person or telephonically. The chairman of our Board and the chair of each Board committee is a member of the Executive Committee.

The table below provides additional information about the committee.

Executive Committee
Current Members	Charter Responsibilities	Number of Meetings in 2006 and Attendance Rate
John V. Faraci (Chair) Samir G. Gibara Donald F. McHenry John F. Turner William G. Walter	•Act for Board when quorum cannot be timely convened •When acting for Board, must meet any independence requirements that would apply if Board were acting	No meetings

Management Development and Compensation Committee

The Management Development and Compensation Committee assists our Board in discharging its responsibilities relating to overseeing our overall compensation programs and determining compensation of our directors and persons in positions of senior vice president and above. The committee is also responsible for discussing with our management the Compensation Discussion and Analysis that is prepared as part of this proxy statement and for recommending that it be included in our proxy statement. The committee has general responsibility for ensuring that we have in place policies and programs for the development of senior management and senior management succession. The committee acts as the oversight committee with respect to our retirement and benefit plans for senior officers and must approve significant changes to the retirement and benefit plans for our employees generally. With respect to those plans, the committee may delegate authority for both day-to-day administration and interpretation of the programs, except as it may impact our senior vice presidents and above.

The table below provides additional information about the committee. All of the members of the Management Development and Compensation Committee meet our director independence standards.

Management Development and Compensation Committee
Current Members	Charter Responsibilities	Number of Meetings in 2006 and Attendance Rate
William G. Walter (Chair) Martha F. Brooks Samir G. Gibara Donald F. McHenry Alberto Weisser

•Review and endorse candidates for positions of senior vice president and above

•Review succession planning and policies for senior management personnel development

•Approve annual and long-term incentive compensation plans

•Approve total direct compensation for senior vice presidents and above, other than the chief executive officer, who are not directors

•Approve employment and similar agreements for senior officers

•Recommend compensation of the chief executive officer and any other employee-directors

•Recommend employment and similar agreements for the chief executive officer and employee-directors

•Approve retirement and benefit plans for senior vice presidents and above

•Approve significant plan design changes to employee retirement and benefit plans

•Review and recommend non-employee director compensation

5 meetings 95% attendance

Management Development and Compensation Committee Processes and Procedures

Meetings. The agendas for the upcoming year’s meetings are developed in consultation with committee members. The final agenda for each committee meeting is determined by the chair of the Management Development and Compensation Committee together with Mr. Faraci. Mr. Carter, our senior vice president, human resources and communications, provides support and Ms. Smith provides legal advice to the committee. Committee meetings are regularly attended by Mr. Faraci, Mr. Carter and Ms. Smith. Ms. Parrs or other senior financial staff may attend meetings as required in order to present financial information. The committee’s independent consultant, James F. Reda & Associates, also regularly attends meetings and, from time to time, the Company’s compensation consultant, Towers Perrin, may attend. An executive session without management present is held at each meeting. Following each meeting, the chair reports to the Board on the matters approved or endorsed at the meeting. Our human resources department and our corporate legal department provide support by preparing materials and fulfilling administrative tasks.

Role of Independent Consultant. The committee has authority to retain, terminate and approve fees and other terms of engagement for consultants to assist in the evaluation of the compensation for non-employee directors and senior officers. The performance of, and fees paid to, the consultant are reviewed annually by the committee. James F. Reda & Associates has served as the independent consultant to the committee since early 2004. The consultant does not provide services to management of the Company. The consultant is expected to achieve the following objectives:

•	attend meetings of the Management Development and Compensation Committee as requested;

•	acquire adequate knowledge and understanding of our compensation philosophy and rewards programs;

•	provide advice on the direction and design of our executive compensation programs;

•	provide insight into the general direction of executive compensation within Fortune 100 companies; and

•	facilitate open communication between our management and the Management Development and Compensation Committee, assuring that both parties are aware and knowledgeable of on-going issues.

Role of Executive Officers and Management. The committee works closely with Mr. Faraci, who makes recommendations concerning the strategic direction of our compensation programs. Mr. Faraci is assisted by Mr. Carter, who is responsible for program design, and by Ms. Smith, who provides legal advice. The chief executive officer provides an annual performance assessment and compensation recommendation to the committee for each senior vice president and executive vice president. Those recommendations are then considered by the committee and either approved or modified, with the assistance of its compensation consultant. Company management is not present for the executive sessions or for any discussion of their compensation.

Compensation Committee Interlocks and Insider Participation

No member of the Management Development and Compensation Committee was, during the fiscal year, an officer or employee of the Company or was formerly an officer of the Company, or had any relationship requiring disclosure by us under Item 404 of Regulation S-K of the Exchange Act. Please refer to “Transactions with Related Persons,” below, for additional information. None of our executive officers served as a member of the compensation committee (or its equivalent) of another entity or as a director of another entity, one of whose executive officers served on our Management Development and Compensation Committee. None of our executive officers served as a member of the compensation committee (or its equivalent) of another entity, one of whose executive officers served as one of our directors.

TRANSACTIONS WITH RELATED PERSONS

Transactions Covered. Our Board has adopted a written policy and procedures for review and approval or ratification of transactions involving the Company and “related persons” (directors and executive officers and their immediate family members or shareholders owning 5% or greater of our outstanding common stock). The policy covers any related person transaction that meets the minimum threshold for disclosure in the proxy statement under the Securities and Exchange Commission’s rules (specifically, any transaction involving us in which (i) the amount involved exceeded $120,000 and (ii) a related person had a direct or indirect material interest). A copy of our procedures may be found on our website at www.internationalpaper.com under the “Investors” tab, then under the Governance link.

Transactions Not Covered. Under our policy, certain types of transactions are deemed not to be related person transactions; in particular, Company-matching contributions to charitable organizations under our established charitable donations policy; use of Company property for business purposes; use of Company property for personal purposes, provided that such use has been approved by the Management Development and Compensation Committee or by the Board; reimbursement for business expenses in accordance with our customary practices; compensation to non-employee directors approved by the Board; and compensation to executive officers approved by the Management Development and Compensation Committee or by the Board that is reported under the Securities and Exchange Commission’s compensation disclosure rules or would be reportable if the related person were a named executive officer.

Related Person Transaction Policy. The Governance Committee is charged with reviewing all related person transactions, other than those involving the chief executive officer, which are reviewed by the independent members of the Board. A related person transaction may only be approved if (i) the review procedures described below have been followed, (ii) the related person transaction has been determined by the Governance Committee not to be detrimental to us and not to violate our conflicts of interest policy, and (iii) no member of the Governance Committee participated in the review of any transaction if he or she was the related person with respect to the transaction.

Related Person Transaction Procedures. With regard to transactions disclosed in the Directors’ and Officers’ Questionnaires, the general counsel will bring the transaction to the attention of the Governance Committee for review. In the event that a completed transaction has not been previously approved during the course of the year, and is disclosed in the questionnaire, the Governance Committee will review such transaction and either (i) ratify the transaction or (ii) require that the transaction be terminated.

With regard to transactions that occur during the year, the related person who proposes the transaction must initiate review and present the facts of the transaction to the general counsel before entering into it. The general counsel will bring the transaction to the attention of the Governance Committee for review at its next regularly scheduled meeting, or earlier if necessary.

Related Person Transactions in 2006. Other than transactions with certain of our executive officers pursuant to our standard relocation program, we had no related person transactions in 2006. Our relocation program is available to all current U.S. employees and is administered by Hewitt Relocation Services, Inc., a business within Hewitt Associates LLC (“Hewitt”). We typically relocate several hundred employees each year for career development and business needs.

In 2005, we announced that we were relocating our Company headquarters from Stamford, Connecticut, to Memphis, Tennessee. Among the employees who moved to Memphis were three of our named executive officers: Mr. Faraci, Ms. Parrs, and Ms. Smith. For more information regarding these executives, please refer to page 49 of this proxy statement. Also, two other senior executives, Mr. Carter and Mr. Lessin relocated from the Connecticut area to Memphis. Ms. Smith and Mr. Carter relocated in late 2005; and, Mr. Faraci, Ms. Parrs and Mr. Lessin each relocated in 2006.

Our U.S. relocation program has numerous features but principally offers an employee the opportunity to sell his or her home to Hewitt, as agent for the Company, based on an arm’s-length appraisal process. The sale may occur only after the employee has made reasonable efforts for 60 days following listing with a realtor to sell the home to a third party. The purchase price paid by Hewitt is based on the average of two appraisals performed by independent, qualified relocation appraisers recommended by Hewitt (or three appraisals in the event of a variance between the two appraisals of greater than 5%). Following Hewitt’s home purchase, Hewitt engages and oversees a realtor who sells the home on our behalf. Once Hewitt purchases the relocating employee’s home, the Company is charged by Hewitt for its net expenses, including any gain or loss on the sale to a third party, carrying costs and other related expenses.

The Company also reimburses an employee for the expenses of purchasing a home in the new location, as well as for moving expenses. Our policy offers reimbursement of closing costs and interest paid by an employee for an equity advance secured by the employee through a third party lending institution, as well as reimbursement for duplicate housing expenses for up to 60 days. Our policy does not permit the Company to make loans to employees for any reason.

For our three named executive officers who relocated in the past two years, we have included certain relocation expenses under the column “All Other Compensation” in the Summary Compensation Table on page 50 of this proxy statement. The expenses we have included relate to the direct benefits that each executive received under our relocation policy. Since the Company bears any economic loss or retains any profit from the sale of the employee’s home, we have not included in our named executive officers’ compensation any profit or loss on the sale to a third party, nor have we included amounts attributable to the carrying costs incurred by the Company.

In 2006, in connection with our U.S. relocation program, we incurred a total cost of about $24 million in expenses related to relocation transactions involving approximately 700 employees.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

International Paper Company is a global paper and packaging company that is complemented by an extensive North American merchant distribution system, with primary markets and manufacturing operations in the United States, Europe, South America and Asia. The Company’s goal is to be one of the best industrial companies in the world—as measured by our employees, our customers, our communities and our shareholders. To achieve this goal, we are focused on improving our return on investment and creating lasting shareholder value.

Our compensation programs are designed to pay for performance. We evaluate our performance against two metrics: return on investment (“ROI”) and total shareholder return (“TSR”), and compare our performance to the performance of comparable companies in the manufacturing and basic materials industries.

In this Compensation Discussion and Analysis, we will first provide you with an overview of our compensation programs, explaining our philosophy and objectives. We then discuss how we design our executive compensation programs and explain the important compensation decisions we have made to achieve our objectives.

We then explain in more detail the elements of our compensation programs (i.e., base salary, incentive compensation including cash and equity awards, as well as other types of compensation) and why we believe our programs and our decisions achieve our goal—to pay for performance. Beginning on page 49 of this proxy statement under the heading “Additional Information Regarding Executive Compensation,” we present a series of tables containing specific information about the compensation earned or paid in 2006 to the following individuals who make up our named executive officers:

•	our chairman and chief executive officer, Mr. John V. Faraci;

•	our executive vice president and chief financial officer, Ms. Marianne M. Parrs;

•	our executive vice president, manufacturing and technology, Mr. Newland A. Lesko;

•	our senior vice president, strategic initiatives, Mr. Paul Herbert; and

•	our senior vice president, general counsel and corporate secretary, Ms. Maura A. Smith.

We discuss our compensation programs for non-employee members of our Board of Directors under the heading “Director Compensation” on page 11 of this proxy statement.

Compensation Philosophy and Objectives

The Management Development and Compensation Committee of the Board, referred to in this section as the Committee, believes that the Company must maintain its ability to attract and retain superior employees in key positions in order to compete effectively and create lasting shareholder value. The Committee has embraced a pay-for-performance philosophy and has adopted compensation programs that are competitive relative to compensation paid to executives in similar businesses with similar responsibilities. The Committee believes that our executive compensation programs should reward performance when our executives and the Company achieve specific goals that improve the Company’s financial performance and drive strategic initiatives to ensure a profitable future. To assure that our executives are aligned with these goals, our compensation programs place greater emphasis on at-risk compensation that is paid only if the Company achieves certain performance levels.

How We Design Our Executive Compensation Programs

Our Board of Directors bears the ultimate responsibility for approving our compensation programs. The Committee assists the Board in discharging its responsibilities. Information about the Committee, its members, responsibilities, and processes can be found under the heading “Management Development and Compensation Committee” on page 27 of this proxy statement.

Benchmarking. Each year, the Committee considers the compensation levels, programs and practices of certain other companies to assure that our programs are market-competitive. These other companies, referred to as our Compensation Comparator Group, or CCG, are 20 comparably sized industrial companies. Our CCG is developed with the assistance of the Committee’s compensation consultant, James F. Reda & Associates, and Towers Perrin, the Company’s compensation consultant. Composition of our CCG is reviewed annually by the Committee and its consultant, and any changes to its membership must be approved by the Committee. CCG companies are selected because they have comparable annual revenue, geographic presence and complexity, draw executive talent from similar labor markets, and are publicly traded. Our Compensation Comparator Group for 2006 is listed below.1

Compensation Comparator Group

3M Company

Alcoa Inc.

The Boeing Company

Caterpillar Inc.

ConAgra Foods Inc.

The Dow Chemical Company

E.I. DuPont de Nemours and Company

Emerson Electric Co.

FedEx Corporation

The Goodyear Tire & Rubber Company

Honeywell International Inc.

Johnson Controls, Inc.

Kimberly-Clark Corporation

Marathon Oil Corporation

Raytheon Company

Texas Instruments Incorporated

United States Steel Corporation

United Technologies Corporation

Weyerhaeuser Company

Xerox Corporation

1 We eliminated three companies from our CCG during 2006: Georgia-Pacific Corporation, (removed because it was acquired by Koch Industries and is no longer publicly traded), Delphi Corporation (filed for bankruptcy protection) and Deere & Company (data unavailable). We added two companies to our CCG in 2006: Texas Instruments Incorporated and United States Steel Corporation.

Senior Management Pay Study. The Company’s consultant, Towers Perrin, regularly conducts a senior management pay study, collecting data on total direct compensation (base salary, short-term incentive compensation, and long-term incentive compensation) paid by members of the CCG. Our compensation programs target our executives’ total direct compensation at the median (50th percentile) of the CCG. Our executives’ actual pay will vary based on their respective position responsibilities, individual contributions, and market factors. Management uses the senior management pay study to assess our current compensation programs for executives and determine whether to recommend program design changes to the Committee for its consideration.

We compared our named executive officers’ overall targeted direct compensation mix to the average mix of CCG senior executives. This study showed that our targeted direct overall compensation mix, including the percentage of our “at risk” compensation, is in line with the CCG’s overall compensation mix.

How We Assess Performance. We consider both individual and Company performance when determining the compensation of our executives, including our named executive officers. Base salaries for our senior vice presidents and above are recommended annually to the Committee by the chief executive officer and the senior vice president, human resources and communications. These recommendations are based on an assessment of each individual’s performance compared with agreed-upon objectives set at the beginning of each year. Base salary for our chief executive officer is reviewed and approved annually by the independent members of the Board, based on a mid-year and year-end assessment of his performance against his annual objectives.

With respect to Company performance, the Committee continues to believe that a significant portion of our senior executives’ total compensation should be “at risk” compensation to align their interests with those of shareholders. That is why our short-term incentive compensation plan is tied to the Company’s ROI performance, and our long-term incentive compensation plan is tied to both ROI and TSR performance. From time to time, the Committee evaluates the appropriateness of these metrics and the award scales that dictate compensation earned at each level of performance and may make adjustments. Annually, the Committee establishes the specific objectives that determine the total amount of compensation that may be paid under the incentive programs described in this Compensation Discussion and Analysis.

2006 Named Executive Officer Direct Compensation Mix

The significance we place on at-risk, performance-based compensation is illustrated in the chart on page 35, which represents the mix of total direct compensation received by our named executive officers for their services in 2006. In the chart, base salary represents 15%, and performance-based compensation, which includes both short- and long-term incentive compensation, represents approximately 85% of the total direct compensation for this composite group. Of the performance-based compensation, the cash-based, short-term compensation paid under our Management Incentive Plan represents 21%, and equity-based, long-term incentive compensation paid under our 2004-2006 Performance Share Plan represents 64%. These incentive programs are discussed in more detail in the following sections of this Compensation Discussion and Analysis.

Incentive Pay Performance Metrics

We recognize that our shareholders have the opportunity to invest in many companies, and that we are competing for investment dollars. Therefore, our short- and long-term incentive programs are designed to reward improvement in the Company’s performance against well-recognized and readily discernable metrics: ROI2 and TSR3.

ROI measures a company’s profitability, which is useful information for shareholders who expect to earn a certain return on their investment. ROI is an indicator of a company’s ability to use its assets and resources to generate earnings. Our goal—to achieve an ROI at least equal to our cost of capital—drives our strategy and decisions. The concept of ROI is well understood within the Company and by our shareholders, and it is also relevant as a common measure of profitability among our competitors.

2 For purposes of the incentive compensation plans discussed here, return on investment is calculated as after-tax operating earnings, including both earnings from continuing and discontinued operations (up through the date of sale), and before the impact of special items divided by average capital employed. Capital employed is total assets, less short-term, non-interest-bearing liabilities. The Company’s ROI metric excludes the impact of special items, such as gains or losses associated with asset sales, restructuring costs, changes in pension funding, and significant out-of-period or “one-off” items.

3 For purposes of the incentive compensation plans discussed here, total shareholder return is calculated as the change in the Company’s common stock price during the performance period plus the impact of any dividends paid and reinvested during the performance period. For all companies in our CCG, both the beginning and ending common stock prices used are the average closing price of the 20 trading days immediately preceding the beginning and ending of the performance period.

TSR reflects share price appreciation and dividends paid to show the total return to shareholders. TSR can be used to compare the performance of different companies’ stocks over time. Our relative TSR position or rank reflects how our stock performed during a specific interval in generating returns to our shareholders versus our industry, basic materials peer companies, the Standard & Poor (“S&P”) Materials Index and the S&P 100 Index.

We measure our performance in both ROI and TSR against defined peer groups as shown below. Because these companies compete in industries similar to ours, we compare our ROI and TSR performance against their performance, recognizing that these companies face similar business environments over time. Each group, the ROI Peer Group and the TSR Peer Group, consists of companies in comparable industry and business segments. The TSR Peer Group is a broader cross-section of comparable companies, including companies engaged in global manufacturing and capital-intensive industrial businesses, as well as the composite performance of companies included in the S&P 100 Index and the S&P Materials Index. The companies listed in italics appear in both our ROI Peer Group and TSR Peer Group.

ROI PEER GROUP	TSR PEER GROUP
Used for both	Used for
2006 Management Incentive Plan	2006-2008 Performance Share Plan
and 2006-2008 Performance Share Plan	Alcan Inc.
Bowater Incorporated	Alcoa Inc.
Domtar Inc.	Bowater Incorporated
MeadWestvaco Corporation	Domtar Inc.
M-Real Corporation	The Dow Chemical Company
Packaging Corporation of America	E.I. DuPont de Nemours and Company
Sappi Limited	MeadWestvaco Corporation
Smurfit-Stone Container Corporation	M-Real Corporation
Stora Enso Corporation	Packaging Corporation of America
UPM-Kymmene Corporation	S&P 100 Index
Weyerhaeuser Company	S&P Materials Index
Sappi Limited
Smurfit-Stone Container Corporation
Stora Enso Corporation
UPM-Kymmene Corporation
Weyerhaeuser Company

ELEMENTS OF OUR EXECUTIVE COMPENSATION PROGRAMS

We will now explain in more detail the elements of and rationale for the total direct compensation paid to our executives, plus limited perquisites and other benefits.

Base Salary

Base salaries for our executives are established taking into account competitive compensation levels of our CCG, coupled with reasonableness within the Company, and allow us to attract and retain superior executives. Base salaries for our named executive officers are determined for each executive based on his or her position level and job responsibilities, using market data from our senior management pay study. During its annual review of base salaries, the Committee considers the individual performance of the executive, as well as market data.

In March 2006, our named executive officers were awarded base salary merit increases ranging from 2.0% to 5.8%, effective April 1, 2006. These base salary amounts are shown in the “Salary” column of our Summary Compensation Table. The Company’s average base salary increase in 2006 for all U.S.-based salaried employees was 3.6%.

Management Incentive Plan

Overview

The Company does not pay guaranteed annual bonuses to our executives or to employees at any level. The Management Incentive Plan, or MIP, is a pay-for-performance annual cash incentive plan that is available to a broad group of management employees, approximately 2,600 employees in 2006, including our named executive officers. The program is designed to motivate employees to continuously improve our business performance and to promote a results-oriented Company culture. Unlike our long-term incentive compensation program, described below, the MIP is designed to reward performance for attaining defined annual targets.

MIP Performance Metrics and Objectives

The Committee established the following MIP performance metrics and performance objectives for the Company for 2006:

Performance Metric	Weighted Percentage	Target Performance Objective
ROI rank against our ROI Peer Group	50%	Achieve rank of fifth in our ROI Peer Group
ROI improvement over prior year	30%	Improve our 2006 ROI over 2005 ROI by 1.2 percentage points
Progress in our three success drivers: people, customers and operational excellence	20%	Achieve measured improvement in internal performance metrics

MIP Award Pool Calculation

After year-end results are finalized, the Company’s performance achievement is determined by management and presented to the Committee for its review and approval. The Committee approves the total MIP award pool based on the Company’s performance achievement against the objectives. If we do not achieve the minimum performance in at least one of the performance metrics, no MIP award pool is established.

The Committee does not have discretion to adjust the award pool upward but may adjust the pool downward. At the February 2007 meeting, the Committee approved the MIP award pool for performance in 2006 not to exceed $108,300,000.

Once the MIP award pool is determined, the chief executive officer’s award is approved by the independent members of the Board based on the recommendation of the Committee. Awards for our senior vice presidents and above are recommended to the Committee for approval based on an assessment by the chief executive officer, in consultation with the senior vice president, human resources and communications, of the executive’s achievement of his or her annual, agreed-upon performance objectives. The MIP awards approved in February 2007 for performance in 2006 for our named executive officers are shown under the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table on page 50.

The chief executive officer determines the allocation of MIP awards among each business unit and staff organization. Each business is allocated an MIP pool based 50% on business performance and 50% on Company performance. Staff organizations are allocated an MIP pool equal to the performance percentage achieved by the Company as a whole. Each of the business and staff leaders then make awards to their respective MIP-eligible employees. MIP participants each have an MIP target award expressed as a percentage of the midpoint of a defined salary range for his or her position level. The amount of an individual’s award is based on his or her business or function’s performance as well as on his or her individual performance.

Total awards paid under the MIP for 2006 were approximately 96% of the full award pool. With a portion of the unused pool, the chief executive officer has established a special award pool to reward individuals who do not participate in the MIP for extraordinary individual performance during 2007. The amount allocated under MIP and for special awards may not exceed the total approved MIP award pool.

Performance Share Plan

Overview

The cornerstone of our pay-for-performance philosophy is our reliance on performance-based equity awards, which provide employees with shares of stock only if specified performance goals are achieved. This program aligns employees’ and shareholders’ interests and provides employees with an ownership stake in the Company.

Performance shares are granted annually under our Performance Share Plan, or PSP, and are earned only if the Company meets or exceeds pre-determined performance goals over a three-year performance period. Satisfactory individual performance is a condition to receiving an award. The PSP was expanded when the Company, with the Committee’s approval, decided to discontinue our stock option program in 2004 for our executive officers and in 2005 for all other eligible U.S. employees.

The Committee makes a PSP grant for the upcoming three-year period to all eligible employees (approximately 1,000 employees), including the named executive officers, except Mr. Faraci, at its regularly scheduled Committee meeting each December. Mr. Faraci’s PSP grant is made at the same time by the Board of Directors in conjunction with its December meeting. The Committee approves the target number of shares to each participant based on his or her position level. The grants, made effective on the first business day the following January, are made at this time as part of the overall performance evaluation process.

PSP Targets and Payout Calculation

Possible payouts under the PSP range from 0% to 250% of each participant’s target award amount, depending on the Company’s ROI and TSR ranking against our respective ROI and TSR Peer Groups. To achieve target for the 2006-2008 PSP, we must rank fifth in our ROI Peer Group and eighth in our TSR Peer Group.

The Company’s relative achievement in both ROI and TSR against our ROI and TSR Peer Groups, respectively, is measured using a segmented approach. There are four separate performance measurement periods within the three-year performance period: three one-year periods and one three-year period. One-quarter of each award is “banked” based on achievement of our ROI and TSR rankings for each segmented measurement period. The “banked” shares remain unvested until the end of the full three-year performance period. This segmented approach is shown graphically below:

PSP Segmented Awards and Banking Schedule

We use this segmented approach because it allows us to better align the award in each of the three years with actual performance of the Company over the three-year period and in each year.

Performance is measured on a weighted basis of 75% for ROI and 25% for TSR for all participants in the PSP, except for a specific group of senior officers, referred to as the senior management subgroup, for whom the award is weighted 50% ROI and 50% TSR. At the end of 2006, the senior management subgroup consisted of Mr. Faraci, Ms. Parrs, Ms. Smith, Mr. Carter, and Mr. Newland Lesko, our executive vice president, manufacturing and technology. The senior management subgroup was expanded in 2007, as described on page 48 of this proxy statement under the heading, “2007 Compensation Decisions.”

Annually in mid-February, the Committee reviews the rank we have achieved in our ROI and TSR Peer Groups as determined by management. At its February meeting, the Committee approves PSP payouts for our senior vice presidents and above and recommends PSP payouts for our chief executive officer for approval by the Board. The value of the PSP payout is based on the closing price of our common stock on the business day prior to the date the Board approves the payout. Upon payout, federal income taxes are withheld at rates required by the Internal Revenue Service (“IRS”) for all participants through the withholding of shares. Our senior executives may elect to have additional shares withheld, up to a total of 85% of the amount earned. Please see “Accounting for Stock-Based Compensation” on page 47 of this proxy statement for a discussion of the accounting treatment of awards subject to this additional tax withholding. The Committee’s February review date is set as part of the Committee’s annual meeting schedule and agenda. The Committee may change the conditions imposed on awards. At the February 2007 meeting, upon the recommendation of the chief executive officer, the Committee banked the three 2006 segments at a reduced performance achievement for those senior executives not in the senior management subgroup.

OTHER LONG-TERM INCENTIVES

Service-Based Restricted Stock Awards

The Committee believes that in certain circumstances, it may be appropriate to make service-based restricted stock awards to retain key employees, recruit new senior-level employees, or recognize a significant promotion. Currently only 39 employees have outstanding service-based restricted stock awards. No restricted stock awards have been granted to our senior executives since 2004.

Discontinued Stock Option Program

Our stock option program was terminated in 2004 for executives and for all employees in 2005. Under the plan in effect from 1989 to 2005, stock options were awarded annually or semi-annually by the Committee, with an exercise price equal to the closing price of our common stock on the date immediately preceding the date the grant was approved.

Employees, including the named executive officers, continue to hold previously awarded outstanding stock options as shown on the Outstanding Equity Awards Table on page 54 of this proxy statement. Options remain exercisable for their full 10-year term, unless an employee is terminated or voluntarily leaves, in which case the options expire immediately or within 90 days of termination, depending upon the year the stock options were granted. There are no holding requirements on stock acquired through the exercise of options.

Although no new stock options have been granted since 2005, the stock option program allows for reloads, with certain restrictions. Reloads are a benefit in which new stock options are granted each time a participant exercises stock options, up to a maximum of four reloads per grant. For stock options granted prior to July 1, 2000, reloads are available on the entire grant upon exercise using any of the four available exercise methods (cashless sell, cashless hold, cash exercise or stock swap). For stock options granted after July 1, 2000, reloads are available upon exercise using the stock swap method, where previously held shares are delivered as payment for the exercise price and only on the number of shares tendered to cover the purchase price.

The grant price of the new option acquired upon a reload is automatically based on the value of the stock at the time the options are exercised. For example, if a participant exercises an option with a grant price of $35.00 to purchase Company common stock at $40.00 per share, the reload options will have a grant price of $40.00 per share.

Executive Continuity Awards

No executive continuity award has been granted since 2000. We previously awarded executive continuity awards to encourage continued employment of key senior executives. Our chief executive officer holds the only outstanding executive continuity awards, and the terms of those awards are described in footnote 4 to the Outstanding Equity Awards Table on page 55 of this proxy statement.

PERQUISITES

The Company provides perquisites and other personal benefits that the Company and the Committee believe are reasonable and consistent with the nature of the individual’s responsibilities in order to provide a competitive level of total rewards to our executives. The Committee annually reviews perquisites and other personal benefits provided to senior executives. The Board approves perquisites and other personal benefits of the chief executive officer.

Senior executives are provided with an annual financial planning assistance allowance and supplemental life insurance, and several executive officers, including two of the named executive officers, are provided with limited club membership dues. In addition, the chief executive officer is required to use the Company’s automobiles and aircraft for business and personal trips whenever feasible. Additional information about the perquisites we provide to our named executive officers may be found in footnote 3 to our Summary Compensation Table on page 50 of this proxy statement.

DEFERRED COMPENSATION

Our unfunded, non-qualified Deferred Compensation Savings Plan, or DCSP, allows employees, including the named executive officers, to defer up to 85% of compensation, including base salary and MIP, beyond the deferral limits set by the IRS for our Salaried Savings Plan, which is our tax-qualified 401(k) plan. The DCSP permits participants to defer the obligation to pay taxes on certain elements of compensation. Deferred amounts are credited with Company-matching contributions equal to 70% of the participant’s contributions up to 4% of compensation, plus 50% of contributions up to an additional 4% of compensation. Amounts deferred earn returns based on investment options modeled after the investment funds in the 401(k) plan, as elected by the participant. Additional details regarding our DCSP follow the Non-Qualified Deferred Compensation Table beginning on page 60 of this proxy statement.

RETIREMENT AND HEALTH BENEFITS

The Committee believes that providing attractive retirement and health benefits to the Company’s executives and employees helps us remain competitive in the market for top talent. We provide retirement benefits to our salaried employees, including the named executive officers, under the Retirement Plan and the Pension Restoration Plan to employees hired prior to July 1, 2004. Employees hired on or after July 1, 2004, are eligible for a Company-funded retirement savings account through our 401(k) plan. We offer the Pension Restoration Plan to supplement the Retirement Plan for employees whose compensation is greater than the limits set by the IRS for qualified retirement plans. Absent this plan, certain employees would not achieve a retirement benefit commensurate with their earnings during the course of their careers with us.

Certain senior executives also have an opportunity to receive their pension under an alternative plan, called the Unfunded Supplemental Retirement Plan for Senior Managers, or SERP. The chief executive officer designates SERP participants, generally senior vice presidents and above. The SERP is designed to provide retirement benefits determined under one of three SERP formulas based on the participant’s date of hire and date of eligibility for SERP participation. A description of how benefits are calculated in each of these plans follows our Pension Benefits Table on page 57 of this proxy statement.

We have offered the SERP since 1983, when it was established to recruit a chief executive officer to the Company, and has been used since that time to recruit other senior and midcareer executives. Following the Committee’s review of the SERP in 2005, the benefit formula was reduced for all new entrants into the program after June 30, 2004. Additional information regarding the formulas may be found following the Pension Benefit Table. The Committee continues to review the market competitiveness of the formula for new entrants into the SERP.

Health benefits are provided to all employees, with a variety of options. The Company pays a significant portion of the premiums for our employees, although more highly compensated employees pay a greater portion of their share of the premiums than employees at lower compensation levels. We do not offer any supplemental health care benefits to our executive officers.

PAYMENTS UPON DISABILITY OR DEATH

In the event of termination for disability, the named executive officers are eligible for benefits in disability programs generally available to our U.S. salaried employees. These include a long-term disability income benefit of 60% of base salary, continuation of medical and life insurance coverage applicable to active employees while disabled, and continuation of pension benefit accruals. Upon reaching age 65, the disabled individual is covered under our retirement programs, as described above.

In the event of termination of employment for death, the named executive officers’ beneficiaries will receive benefits under the programs generally available to our U.S. salaried employees, with two additional benefits. First, the named executive officers are covered by our executive supplemental life insurance program, which is described in footnote 3 to our Summary Compensation Table on page 50 of this proxy statement. Second, if the named executive officer is a participant in the SERP, which is a plan not generally available to our salaried employees, the surviving spouse benefit in the event the executive dies while employed would be calculated under the SERP.

In the event of disability or death, equity awards under the PSP are prorated based upon the number of months that the participant worked during the performance period, and are paid at the end of the three-year performance period based on actual Company performance. Service-based restricted stock awards, including executive continuity awards, also become vested upon death or disability.

SEVERANCE PLAN AND BOARD SEVERANCE POLICY

The Company has a Severance Plan for all employees, which provides two weeks’ salary for every year or partial year of service. The Committee believes that the Severance Plan is consistent with the practices of the companies in our CCG. Under some circumstances, the Committee or the Board may elect to increase a severance payment above what is provided under the Severance Plan, but this severance payment is limited by the Board policy adopted in 2005 that applies to severance payments to our chief executive officer, executive vice presidents, senior vice presidents and controller in the event of an involuntary termination of employment without cause, absent a change in control. Under this Board policy, the maximum severance that may be paid is limited to an amount, which, when combined with the severance payments under the Severance Plan described above, would not exceed two times the executive’s current (i) base salary plus (ii) target MIP for the year of termination, not including other earned benefits that may be payable in accordance with their term, such as restricted stock under the PSP, retirement, or other post-termination benefits (e.g., continuation of medical and dental coverage) that are generally available to a larger class of employees. Any severance amount greater than this amount must be approved in advance by our shareholders.

Potential Severance Payments to our Named Executive Officers

The following table represents amounts that would be payable to our named executive officers assuming they are terminated without cause as of December 31, 2006, given their years of service and participation in our employee benefit plans. It further assumes that a change in control did not cause the termination and that neither our Board nor the Management Development and Compensation Committee approved any amounts in excess of our standard severance policy.

POTENTIAL SEVERANCE PAYMENTS: TERMINATION

WITHOUT CAUSE, NO CHANGE IN CONTROL

Name	Lump Sum Severance Payment ($)	Benefits or Perquisites ($)	Value of Accelerated Vesting of PSP Shares ($)	Lump Sum Pension Benefit ($)	TOTAL Benefit at Termination ($)	Annual Pension Benefit ($)
	(1)	(2)	(3)	(4)	(5)	(6)

John V. Faraci	$3,085,047	$128,548	$7,760,026	$-	$10,973,621	$912,158

Marianne M. Parrs	$1,326,181	$65,420	$1,674,570	$5,997,030	$9,063,201	$100,548

Newland A. Lesko	$1,443,590	$66,921	$1,730,226	$7,721,056	$10,961,793	$125,665

Paul Herbert	$699,498	$55,821	$1,621,522	$-	$2,376,841	$145,903

Maura A. Smith	$555,740	$61,432	$1,674,570	$-	$2,291,742	$-

(1) Amounts shown in this column reflect estimated amounts that may be paid under the International Paper Severance Plan which includes (i) two weeks’ salary for each year or partial year of service; (ii) unused current year vacation pay; (iii) accrued vacation/holiday benefits for the upcoming year; and (iv) prorated target MIP award for 2006. We do not gross up standard severance benefits.

(2) Amounts shown in this column reflect the cost of (i) six months’ continued medical, dental and Employee Assistance Program coverage and (ii) the value of executive outplacement services based on a percentage of the executive’s salary.

(3) Amounts shown in this column reflect the dollar value, based on the closing price of our common stock on December 29, 2006, of the vesting of outstanding 2005-2007 and 2006-2008 PSP awards, including reinvested dividends, based on actual Company performance, prorated for the number of months employed, which is payable at the end of the applicable three-year performance period. In addition, the named executive officer would receive the 2004-2006 PSP award, which has a performance period ending on December 29, 2006, but is not included in the amount shown because it is not accelerated.

(4) Amounts shown in this column are the lump sum benefits payable under the Pension Restoration Plan and the SERP for Ms. Parrs and Mr. Lesko, who are the only two named executive officers eligible for a lump sum payment as of December 31, 2006. The methodology used to calculate lump sum benefits can be found in footnote 1 to the Potential Payments Upon Retirement Table on page 60 of this proxy statement.

(5) Amounts shown in this column reflect the sum of columns (1) through (4).

(6) Amounts shown in this column are the annual annuity benefits payable from the tax-qualified Retirement Plan and any annual annuity benefit payable from the Pension Restoration Plan.

CHANGE IN CONTROL AGREEMENTS

The Board believes that maintaining change in control agreements with our officers is a sound business decision that protects shareholder value prior to and after a change in control. We have a Tier I form of agreement that covers our chief executive officer, executive vice presidents, and senior vice presidents and a Tier II form of agreement that covers our vice presidents.

Upon a change in control, the following describes what our named executive officers are entitled to receive, whether or not they are terminated as a result of the change in control:

•	PSP awards would be fully vested and exercisable, based on actual Company performance for completed periods and based on achieving targeted PSP performance for incomplete periods;

•	any restrictions with respect to service-based restricted stock awards, including executive continuity awards, would lapse and all such awards would be fully vested and exercisable; and

•	enhanced retirement benefits under the SERP (described more fully below) would be fully vested.

In the event a senior executive is terminated or leaves for good reason within two years after a change in control, he or she would also be entitled to the following severance benefits:

•	all unpaid base salary through the termination date, the value of any earned but unused vacation and, if not already paid, his or her MIP award for the prior year;

•

a lump sum payment equal to the value of his or her MIP award for the year in which the termination occurs, prorated for the number of days worked during the year, based on achieving targeted MIP performance;

•	a lump sum payment equal to three times the sum of (i) annualized base salary plus (ii) target MIP for the year in which termination occurs;

•

enhanced benefits under the Company’s retirement plans, which are payable based on an amount equal to the higher of (i) 50% of all eligible compensation under the SERP, or (ii) the benefit under the SERP calculated as if no change in control had occurred and the executive had retired with three additional years of service and was three years older;

•

medical and dental insurance, which would continue to be paid for the executive for up to three years following termination, and retiree medical coverage, which would be provided if the executive would have been entitled to such coverage under the Company’s programs; and

•

a lump sum equal to the amount needed to offset any federal excise tax imposed under Internal Revenue Code Section 280G on payments received under the change in control agreement and any other taxes imposed on this additional amount, unless the aggregate value of such payments is less than 115% of his or her base salary multiplied by three, in which case the lump sum payment will be reduced to avoid any such excise tax.

POTENTIAL CHANGE IN CONTROL PAYMENTS TO OUR NAMED EXECUTIVE OFFICERS

Name	Lump Sum Severance Payment ($)	Benefits or Perquisites ($)	Value of Accelerated Vesting of Equity Awards ($)	Lump Sum Pension Benefit ($)	Gross-up Payments ($)	TOTAL Pre-Tax Benefit ($)	Annual Pension Benefit ($)
	(1)	(2)	(3)	(4)	(5)	(6)	(7)

John V. Faraci	$7,426,200	$20,844	$17,184,391	$17,130,745	$12,239,109	$54,001,289	$81,008

Marianne M. Parrs	$3,069,300	$12,551	$3,249,559	$6,694,460	$2,595,225	$15,621,095	$100,548

Newland A. Lesko	$2,998,797	$20,844	$3,319,523	$8,444,331	$2,629,777	$17,413,272	$125,665

Paul Herbert	$2,477,850	$20,844	$2,421,970	$5,405,720	$3,108,059	$13,434,443	$36,254

Maura A. Smith	$2,963,100	$21,168	$3,249,559	$4,536,751	$4,167,992	$14,938,570	$-

(1) Amounts shown in this column reflect three times the sum of (i) base salary and (ii) target MIP for 2006.

(2) Amounts shown in this column reflect the cost of continued medical and dental benefits for three years following termination of employment.

(3) Amounts shown in this column reflect the dollar value, based on the closing price of our common stock on December 29, 2006, of the vesting of (i) outstanding 2005-2007 and 2006-2008 PSP awards, including reinvested dividends, based on actual Company performance for completed periods and based on target for incomplete periods and (ii) outstanding grants of service-based restricted stock. In addition, the named executive officer would receive the 2004-2006 PSP award, which has a performance period ending on December 29, 2006, but is not included in the amount shown because it is not accelerated.

(4) Amounts shown in this column reflect the enhanced lump sum benefit payable under the Pension Restoration Plan for each of the named executive officers, other than Mr. Herbert and Ms. Smith whose benefits are attributable to amounts under both the SERP and Pension Restoration Plan.

(5) Amounts shown in this column reflect the amount payable to the named executive officer to offset any excise tax imposed under Internal Revenue Code Section 280G on payments received under the change in control agreement and any other taxes imposed on this additional amount. The gross-up payment shown for Ms. Smith is higher than the payment for the other named executive officers, except for Mr. Faraci, because a greater portion of the lump sum pension benefit payable to her upon a change in control accelerates upon the change in control and is therefore subject to excise tax under Section 280G.

(6) Amounts shown in this column reflect the sum of columns (1) through (5).

(7) Amounts shown in this column are the annual annuity benefits payable from the Retirement Plan. As of December 31, 2006, Ms. Smith is not vested in the Retirement Plan because she has fewer than five years of service as of that date.

OTHER COMPENSATION-RELATED MATTERS

Claw Back of Equity Awards

Our Long-Term Incentive Compensation Plan contains a claw back provision relating to our long-term equity awards: stock options, service-based restricted stock awards, and performance-based restricted stock awards. Under this claw back provision, if our financial statements are required to be restated as a result of errors, omission, or fraud, the Committee may, in its discretion, based on the facts and circumstances surrounding the restatement, direct that we recover all or a portion of an equity award from one or more executives with respect to any fiscal year in which our financial results are negatively affected by such restatement. To do this, we may pursue various ways to recover from one or more executives: (i) seek repayment from the executive; (ii) reduce the amount that would otherwise be payable to the executive under another Company benefit plan; (iii) withhold future equity grants, bonus awards, or salary increases; or (iv) take any combination of these actions.

In 2006, the Company updated its historical financial statements to reflect the required accounting treatment of discontinued operations; this in no way was the result of omissions or fraud by the Company or its management.

Officer Stock Ownership Requirements

In order to further align the long-term financial interests of our senior management with those of our shareholders, all of our officers are expected to hold a minimum number of shares of our common stock based on a multiple of base pay:

Chief Executive Officer	5x base pay
Executive Vice President	3x base pay
Senior Vice President	2x base pay
Vice President	1x base pay

For purposes of calculating each officer’s total stock holdings, we include the following:

•	shares acquired through stock option exercises;

•	shares awarded under the PSP that are vested;

•	shares awarded under the PSP that are “banked”;

•	shares held in our tax-qualified Salaried Savings Plan;

•	share equivalents held in our non-qualified Deferred Compensation Savings Plan;

•	shares purchased on the open market; and

•	indirect ownership of shares held by the officer’s spouse or children residing with the officer.

An officer may not sell any shares without Committee approval until he or she reaches the applicable minimum holding requirement and, thereafter, may not sell more than 20% of his or her shares, excluding the cashless exercise of stock options in any one calendar year, without the prior approval of the chief executive officer and, in the case of executive and senior vice presidents, without Committee approval. The Board must approve any such exception for the chief executive officer. Discretion to grant an exception to the stock ownership requirement or disposition limit might be exercised in the case of personal or financial hardship or other specific emergency need. These restrictions do not apply to an officer in the 12-month period preceding his or her planned retirement.

An officer is expected to meet these ownership requirements within four years of his or her election, appointment, or promotion. Each officer’s stock ownership is reviewed annually by the Committee to assure compliance.

Consideration of Accounting and Tax Implications

Deductibility of Executive Compensation. The Committee considers the provisions of Section 162(m) of the Internal Revenue Code (the “Code”) which allows the Company to take an income tax deduction for compensation up to $1 million and for certain compensation exceeding $1 million paid in any taxable year to a “covered employee” as that term is defined in the Code. The Company believes that compensation paid under our PSP and stock option programs, both of which have been approved by shareholders, is not subject to the $1 million limitation and is generally fully deductible under Code Section 162(m) for federal income tax purposes. However, since our MIP awards are discretionary and have not been approved by shareholders, awards under that program for covered employees must be considered with other compensation in applying the deduction limitation under Code Section 162(m). The total of the MIP award, base salary, imputed income and other compensation (excluding PSP awards, but including equity awards that are earned over time without regard to the Company’s performance, such as restricted stock or executive continuity awards, if any) paid to a covered employee is deductible up to the $1 million limit. Any amount in excess of $1 million is not deductible by the Company.

Non-Qualified Deferred Compensation. The American Jobs Creation Act of 2004 revised the tax laws applicable to non-qualified deferred compensation plans or arrangements. This law affects the Pension Restoration Plan, the SERP and the Deferred Compensation Savings Plan. Although final regulations have not yet been issued, we believe we are operating in good faith compliance with the statutory provisions in effect since January 1, 2005. Additional information about our non-qualified deferred compensation is found under the heading “Non-Qualified Deferred Compensation in 2006” on page 60 of this proxy statement.

Accounting for Stock-Based Compensation. On January 1, 2006, we began accounting for stock-based payments, including our PSP and service-based restricted stock awards, in accordance with the requirements of Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (“SFAS No. 123(R)”) as required by the Securities and Exchange Commission.

The Company withholds 25% of the PSP payable to a participant to pay the participant’s federal income tax. Our senior executives may elect to have the Company withhold up to an additional 60% of the PSP award earned for payment of taxes. Because we offer this option to our senior executives, their PSP awards are considered “liability” awards for accounting purposes. This means that we remeasure the amount of the PSP liability at fair market value at each balance sheet date with the resulting income or expense recorded in the quarter.

The accounting treatment of stock-based compensation is not determinative of the type, timing, or amount of any particular grant made to our employees.

2007 COMPENSATION DECISIONS

In March 2007, the Committee undertook its annual review of the senior management pay study. At that time, the Committee awarded base salary merit increases to four of our named executive officers ranging from 2.0% to 6.0%. Accordingly, effective April 1, 2007, base salaries for our named executive officers were approved as follows: Mr. Faraci $1,261,400; Ms. Parrs $603,400; Mr. Lesko $592,600 and Ms. Smith $578,500.

The Committee also approved 2007 objectives under our MIP and PSP programs in early 2007. As an additional change to our PSP program, beginning with the 2007 segmented measurement periods, awards for all senior vice presidents and above will be weighted equally 50% for ROI and 50% for TSR to further align the entire senior executive team with our TSR objectives.

COMPENSATION COMMITTEE REPORT

On behalf of the Board of Directors, the Management Development and Compensation Committee of the Board of Directors, referred to as the Committee, oversees the Company’s compensation programs. In fulfilling its oversight responsibilities, the Committee has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management.

Based on the review and discussions referred to above, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, and its proxy statement on Schedule 14A filed in connection with the Company’s 2007 Annual Meeting of Shareholders.

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such laws.

Management Development and Compensation Committee

William G. Walter, Chairman

Martha F. Brooks

Samir G. Gibara

Donald F. McHenry

Alberto Weisser

ADDITIONAL INFORMATION ABOUT OUR EXECUTIVE COMPENSATION

The following tables provide detailed information regarding compensation for 2006 for our named executive officers. In the tables, we refer to our chief executive officer as the “Principal Executive Officer” and our chief financial officer as the “Principal Financial Officer.” This convention is required by the rules of the Securities and Exchange Commission. The other three named executive officers were selected for the table because they were our next three most highly compensated executive officers in 2006.

Summary Compensation Table

The table below provides information concerning five elements of compensation, in summary form, for each of our named executive officers for the year ended December 31, 2006. None of our named executive officers has an employment agreement, other than the change in control agreements described on page 44 of this proxy statement. The named executive officers were not eligible for any payments that would be considered “Bonus” payments for the year ended December 31, 2006. Amounts listed in the “Non-Equity Incentive Plan Compensation” column were awarded in February 2007 for performance in the year 2006 under our Management Incentive Plan, or MIP, which is described on page 37 of this proxy statement.

The value of equity awards in the “Stock Awards” column is based on SFAS No. 123(R) as required by the Securities and Exchange Commission. As a result, this amount does not reflect what was paid to our executives, rather it reflects the amount we must include as an expense on our financial statements for the 2006 performance achievement in each three-year PSP award with a 2006 segment, that is, the 2004-2006 PSP, the 2005-2007 PSP and the 2006-2008 PSP. The value also includes, for Mr. Faraci, an expense for the incremental value of the restricted stock awards and executive continuity awards that will vest in future periods; for Ms. Parrs, an expense for the incremental value of an executive continuity award that vested in 2006; and for Ms. Smith, an expense for the incremental value of a restricted stock award that vested in 2006.

Another column, the “Change in Pension Value and Non-Qualified Deferred Compensation Earnings,” represents accruals in each executive’s pension only, as executives do not participate in deferred compensation plans with preferential earnings. Importantly, the change in pension value is not currently paid to an executive as compensation, but is a measurement of the change in value of the pension from the prior year.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Stock Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

			(1)		(2)	(3)
John V. Faraci Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	2006	$1,173,750	$8,660,269	$2,250,000	$720,598	$924,053	$13,728,670
Marianne M. Parrs Executive Vice President and Chief Financial Officer (Principal Financial Officer)	2006	$588,700	$1,828,509	$610,000	$49,732	$93,989	$3,170,930
Newland A. Lesko Executive Vice President, Manufacturing and Technology	2006	$563,296	$1,824,151	$800,000	$1,559,193	$37,433	$4,784,073
Paul Herbert Senior Vice President, Strategic Initiatives	2006	$485,688	$1,712,512	$550,000	$624,238	$544,487	$3,916,925
Maura A. Smith Senior Vice President, General Counsel and Corporate Secretary	2006	$552,150	$1,746,663	$610,000	$81,597	$142,184	$3,132,594

(1) The amounts shown in this column represent the dollar amounts recognized for financial statement reporting purposes in fiscal year 2006 with respect to stock awards, as determined pursuant to SFAS No.123(R). A discussion of the assumptions used in calculating these values may be found in Note 17 to our audited financial statements beginning on page 85 of our annual report on Form 10-K filed with the Securities and Exchange Commission on February 28, 2007.

(2) Amounts in this column show the change in pension value under our Retirement Plan, Pension Restoration Plan, and SERP. Additional information regarding these plans follows our Pension Benefits Table. No named executive officer received above-market or preferential earnings on deferred compensation under our deferred compensation plans. Additional information regarding our Deferred Compensation Savings Plan follows our Non-Qualified Deferred Compensation Table.

(3) A breakdown of the amounts shown in this column for 2006 for each named executive officer is set forth in the following table:

	401(k) Match	Executive Supplemental Life Insurance (a)	Personal Use of Company Aircraft and Vehicle (b)	Club Membership Dues (c)	Tax Gross Up Amounts (d)	One-Time Expenses (e)	Directors’ Charitable Award Program (f)	Group Life Insurance (g)	Executive Financial Counseling (h)	Amounts Related to Overseas Assignment (i)	TOTAL All Other Compensation
John V. Faraci	$10,560	$36,684	$79,688	$26,266	$69,185	$637,605	$49,295	$6,620	$8,150	$-	$924,053
Marianne M. Parrs	$10,560	$12,415	$-	$-	$14,781	$48,410	$-	$3,323	$4,500	$-	$93,989
Newland A. Lesko	$5,333	$18,378	$-	$-	$10,541	$-	$-	$3,181	$-	$-	$37,433
Paul Herbert	$8,000	$24,571	$-	$6,764	$21,174	$-	$-	$2,742	$-	$481,236	$544,487
Maura A. Smith	$10,560	$13,903	$-	$-	$7,974	$97,379	$-	$3,118	$9,250	$-	$142,184

(a) The executive supplemental life insurance provides an individually owned, permanent life insurance policy with a pre-retirement death benefit equal to two times annual salary, or a post-retirement death benefit equal to one times final salary. Participants are permitted to make voluntary premium contributions to pre-fund additional post-retirement coverage. The death benefit remains in effect until age 95 unless altered or cancelled by the participant.

(b) Includes (i) $26,510 attributable to the personal use of a Company vehicle and (ii) $53,178 attributable to the personal use of a Company aircraft. The calculation of the incremental cost for personal use of a Company vehicle includes the percentage of the total cost of annual lease payments, gas, tolls, and other expenses, and the driver’s total wages that are attributable to Mr. Faraci’s personal use of the vehicle. The value of personal use of Company aircraft is determined based upon the per mile variable cost of operating the aircraft.

(c) Represents the amount paid by the Company for social or country club membership dues for the named executive officer in 2006.

(d) Represents tax gross ups on the following benefits: (i) premiums paid by us for executive supplemental life insurance, (ii) standard relocation benefits included in income, (iii) personal use of Company-provided aircraft and vehicle included in income, and (iv) tax equalization payments related to an overseas assignment in accordance with our Global Mobility Policy.

(e) In connection with the relocation of the Company’s headquarters to Memphis, TN, we incurred the following one-time expenses: (a) installation of a home security system for our chief executive officer as approved by the Board in the amount of $52,000 and (b) standard relocation benefits for Mr. Faraci, Ms. Parrs and Ms. Smith. The amount attributable to Mr. Faraci includes expenses for shipment of household goods and vehicles, household goods insurance, normal and customary closing costs and other miscellaneous expenses. The amount also includes closing costs and interest paid for an equity advance secured through a private lending institution and duplicate housing expenses for up to 60 days, both of which were paid in accordance with our standard relocation policy.

The amount attributable to Ms. Parrs reflects standard expenses for shipment of household goods and home purchase costs; there was no home sale transaction.

The amount attributable to Ms. Smith reflects the standard expenses for shipment of household goods and vehicles, and household goods insurance, which were incurred in 2005 and paid in 2006. Her home sale transaction occurred in 2005.

(f) Represents a ratable share of the Company’s total annual expense attributable to directors who served in 2006 for the Charitable Award Program described under Charitable Giving on page 12 of this proxy statement. Mr. Faraci is eligible to participate in this program as a member of our Board. Mr. Faraci does not receive any other compensation as a member of our Board.

(g) Represents the Company’s annual premium payment for the group life insurance benefit for the named executive officer.

(h) Represents the amount paid by the Company in 2006 for the named executive officer’s financial counseling assistance benefit. Includes the annual allowance (generally $7,500) plus amounts billed by the provider in 2006 for 2005 services. Mr. Lesko and Mr. Herbert did not incur any expense for financial counseling assistance in 2006.

(i) Includes amounts paid for taxes on the named executive officer’s behalf in Belgium and Germany in connection with his overseas assignment pursuant to our Global Mobility Policy.

Grants of Plan-Based Awards During 2006

The table below shows payout ranges for our named executive officers under the 2006 MIP and 2006-2008 PSP. These programs are described in our Compensation Discussion and Analysis. The actual MIP award for 2006 that was paid in 2007 is reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

GRANTS OF PLAN-BASED AWARDS DURING 2006

Name	Committee Action Date (1)	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (2)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
John V. Faraci	12/12/2005	1/3/2006	$-	$1,285,400	$2,570,800	-	209,000	522,500	-	-	$-	$6,916,855
Marianne M. Parrs	12/12/2005	1/3/2006	$-	$431,500	$863,000	-	50,267 (3)	125,668	-	-	$-	$1,665,475
Newland A. Lesko	12/12/2005	1/3/2006	$-	$431,500	$863,000	-	46,600	116,500	-	-	$-	$1,542,227
Paul Herbert	12/12/2005	1/3/2006	$-	$336,700	$673,400	-	34,000	85,000	-	-	$-	$1,133,985
Maura A. Smith	12/12/2005	1/3/2006	$-	$431,500	$863,000	-	50,267 (4)	125,668	-	-	$-	$1,665,475

(1) Mr. Faraci’s award is approved by the Board.

(2) The amounts shown in this column reflect the grant date fair value of the 2006-2008 PSP grants awarded at target to each of the named executive officers. The grant date fair value is determined pursuant to SFAS No. 123(R), as described in greater detail in the narrative following this table.

(3) Includes an additional prorated award under the 2005-2007 PSP of 3,667 shares awarded to Ms. Parrs as a result of her promotion to executive vice president and chief financial officer in 2005.

(4) Includes an additional prorated award under the 2005-2007 PSP of 3,667 shares awarded to Ms. Smith as a result of her promotion in 2005.

Narrative to Grants of Plan-Based Awards Table

Estimated Possible Payouts Under Non-Equity Incentive Plan Awards

The “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” columns show the range of estimated possible payouts to our named executive officers under the 2006 MIP.

The “threshold” amount shown in this table is zero. If we had achieved less than the minimum performance level for all three objectives, which is 70% or less of ROI improvement, a rank of sixth or lower in our ROI Peer Group, and 70% or less of non-financial objectives (People, Customers, and Operational Excellence), the MIP award payout would be zero. The minimum level of performance in at least one objective is required in order to fund the MIP award pool.

The “target” award shown is the possible payout if we achieved 100% of each performance objective or some combination of the objectives.

The “maximum” award, which is capped at 200% of the participant’s targeted amount, is the possible payout if we achieved 225% of both of our financial targets (ROI ranking and ROI improvement), and 100% of our non-financial objectives (People, Customers, and Operational Excellence).

Estimated Future Payouts Under Equity Incentive Plan Awards

The “Estimated Future Payouts Under Equity Incentive Plan Awards” columns show the range of estimated future payouts of stock awards to our named executive officers under the 2006-2008 PSP.

The “threshold” amount shown is zero. If we had achieved less than the minimum performance level for both objectives, which is a rank of sixth or lower in our ROI Peer Group and a rank of 10 or lower in our TSR Peer Group, PSP award payout would be zero.

The “target” number of shares shown is the estimated payout if we achieved 100% of target against our ROI and TSR Peer Groups, respectively.

The “maximum” number of shares is the estimated payout if we achieved 250% of target.

Grant Date Fair Value of Stock and Option Awards

The fair value shown of the target awards granted to each named executive officer under the 2006-2008 PSP is based on the accounting value used to expense the awards in our financial statements. The fair value is based on the closing stock price of our common stock on the date immediately preceding the date the grant was approved for the ROI component of the award. Valuing TSR is more complicated because the value must take into account the probable expense of the 2006-2008 PSP based on our expected future performance relative to the other companies in our TSR Peer Group. This is strictly an accounting methodology. The value shown does not dictate what is ultimately paid to our PSP participants at the end of the performance period, nor does it reflect the value of the shares at the time the shares may be delivered.

Outstanding Equity Awards at December 31, 2006

The following table shows the outstanding equity awards held by our named executive officers as of December 31, 2006.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2006

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
	(1)				(2)		(3)
John V. Faraci	11,000	$42.8750	1/14/2007	469,616 (4)	$16,013,906	261,250 (5)	$8,634,574
	1,793	$41.9375	1/13/2008	-	$-	-	$-
	9,207	$51.0000	4/14/2008	-	$-	-	$-
	11,000	$46.0000	1/12/2009	-	$-	-	$-
	27,000	$61.7500	1/11/2010	-	$-	-	$-
	37,000	$29.3125	10/10/2010	-	$-	-	$-
	9,000	$35.0500	4/10/2011	-	$-	-	$-
	14,000	$35.0000	10/9/2011	-	$-	-	$-
	37,500	$41.4000	4/9/2012	-	$-	-	$-
	37,500	$32.5400	10/8/2012	-	$-	-	$-
	53,000	$34.9600	4/8/2013	-	$-	-	$-
	48,000	$39.1400	10/14/2013	-	$-	-	$-

Marianne M. Parrs	17,000	$42.8750	1/14/2007	82,577 (6)	$2,815,876	57,792 (7)	$1,909,603
	7,000	$41.0000	1/29/2007	-	$-	-	$-
	3,904	$41.9375	1/13/2008	-	$-	-	$-
	13,096	$51.0000	4/14/2008	-	$-	-	$-
	17,000	$46.0000	1/12/2009	-	$-	-	$-
	27,000	$62.8125	1/11/2010	-	$-	-	$-
	32,000	$29.3125	10/10/2010	-	$-	-	$-
	11,500	$35.0500	4/10/2011	-	$-	-	$-
	11,500	$35.0000	10/9/2011	-	$-	-	$-
	27,500	$41.4000	4/9/2012	-	$-	-	$-
	27,500	$32.5400	10/8/2012	-	$-	-	$-
	27,500	$34.9600	4/8/2013	-	$-	-	$-
	27,500	$39.1400	10/14/2013	-	$-	-	$-

Newland A. Lesko	6,000	$42.8750	1/14/2007	89,641 (8)	$3,056,758	58,250 (9)	$1,925,221
	3,000	$41.0000	1/29/2007	-	$-	-	$-
	361	$41.9375	1/13/2008	-	$-	-	$-
	5,639	$51.0000	4/14/2008	-	$-	-	$-
	8,000	$46.0000	1/12/2009	-	$-	-	$-
	32,000	$60.4375	1/11/2010	-	$-	-	$-
	32,000	$29.3125	10/10/2010	-	$-	-	$-
	6,500	$35.0500	4/10/2011	-	$-	-	$-
	11,500	$35.0000	10/9/2011	-	$-	-	$-
	27,500	$41.4000	4/9/2012	-	$-	-	$-
	27,500	$32.5400	10/8/2012	-	$-	-	$-
	30,000	$34.9600	4/8/2013	-	$-	-	$-
	32,500	$39.1400	10/14/2013	-	$-	-	$-

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
	(1)				(2)		(3)
Paul Herbert	4,000	$42.8750	1/14/2007	87,666 (10)	$2,989,411	42,500 (11)	$1,426,959
	2,000	$41.0000	1/29/2007	-	$-	-	$-
	4,000	$53.0000	4/14/2008	-	$-	-	$-
	6,000	$46.0000	1/12/2009	-	$-	-	$-
	13,000	$62.5625	1/11/2010	-	$-	-	$-
	17,500	$41.4000	4/9/2012	-	$-	-	$-
	19,500	$32.5400	10/8/2012	-	$-	-	$-
	22,500	$34.9600	4/8/2013	-	$-	-	$-
	22,500	$39.1400	10/14/2013	-	$-	-	$-

Maura A. Smith	20,000	$33.8000	3/31/2013	81,704 (12)	$2,786,106	57,792 (13)	$1,909,603
	22,500	$34.9600	4/8/2013	-	$-	-	$-
	22,500	$39.1400	10/14/2013	-	$-	-	$-

(1) All outstanding unvested options were vested by the Company on July 12, 2005, upon termination of the Company’s stock option program. No named executive officer had any unearned or unexercisable options as of December 31, 2006.

(2) The market value is calculated based on the closing price of our common stock on December 29, 2006, of $34.10. However, at the end of the applicable performance period, there is an adjustment based on the Company’s actual ROI and TSR performance.

(3) The market value for completed periods is calculated based on the closing price of our common stock on December 29, 2006, of $34.10 and, for future periods, the market value is based on a Monte Carlo simulation as prescribed by SFAS No. 123(R). The Monte Carlo simulation produces a lower price per share value than $34.10. Consequently, using a $34.10 price for all periods would result in a higher value than the amount shown in the column.

(4) Includes (i) 14,000 shares of restricted stock and 1,287 reinvested dividends, 50% of which vest on each of November 1, 2007 and November 1, 2008, and (ii) an executive continuity award of 40,000 shares and 12,056 reinvested dividends awarded for retention purposes that vest as follows: 20,000 shares will vest on February 16, 2008; 4,000 shares will vest on February 16, 2010; and 16,000 shares will vest on February 16, 2013, based on attaining the age and service requirements. The executive continuity award program provides for a tandem grant of stock options and restricted stock in a 5:1 ratio (five options to one share). Upon vesting, the values of both the restricted shares and the stock options awarded under the executive continuity award program are calculated, and Mr. Faraci is then entitled to receive either the shares or the options. The amount shown also includes (i) 364,898 shares of restricted stock awarded under the PSP that have been “banked” for 2004, 2005 and 2006, but remain unvested until the end of the applicable full three-year performance period, and (ii) 37,375 shares acquired in respect of reinvested dividends.

(5) The amount shown includes the following shares of restricted stock that remain subject to open PSP performance periods: (i) 104,500 shares of restricted stock awarded under the 2005-2007 PSP and (ii) 156,750 shares awarded under the 2006-2008 PSP.

(6) Includes (i) 74,953 shares of restricted stock awarded under the PSP that have been “banked” for 2004, 2005 and 2006, but remain unvested until the end of the applicable full three-year performance period and (ii) 7,624 shares acquired in respect of reinvested dividends.

(7) The amount shown includes the following shares of restricted stock that remain subject to open PSP performance periods: (i) 22,842 shares awarded under the 2005-2007 PSP and (ii) 34,950 shares awarded under the 2006-2008 PSP.

(8) Includes (i) 81,312 shares of restricted stock awarded under the PSP that have been “banked” for 2004, 2005 and 2006, but remain unvested until the end of the applicable full three-year performance period and (ii) 8,329 shares acquired in respect of reinvested dividends.

(9) The amount shown includes the following shares of restricted stock that remain subject to open PSP performance periods: (i) 23,300 shares awarded under the 2005-2007 PSP and (ii) 34,950 shares awarded under the 2006-2008 PSP.

(10) Includes (i) 81,585 shares of restricted stock awarded under the PSP that have been “banked” for 2004, 2005 and 2006, but remain unvested until the end of the applicable full three-year performance period and (ii) 6,081 shares acquired in respect of reinvested dividends.

(11) The amount shown includes the following shares of restricted stock that remain subject to open PSP performance periods: (i) 17,000 shares awarded under the 2005-2007 PSP and (ii) 25,500 shares awarded under the 2006-2008 PSP.

(12) Includes (i) 74,195 shares of restricted stock awarded under the PSP that have been “banked” for 2004, 2005 and 2006, but remain unvested until the end of the applicable full three-year performance period and (ii) 7,509 shares acquired in respect of reinvested dividends.

(13) The amount shown includes the following shares of restricted stock that remain subject to open PSP performance periods: (i) 22,842 shares awarded under the 2005-2007 PSP and (ii) 34,950 shares awarded under the 2006-2008 PSP.

Stock Option Exercises and Stock Vested in 2006

The following table shows the value of shares that vested in 2006 and that were previously awarded under the PSP or our other restricted stock programs as described in our Compensation Discussion and Analysis. No named executive officer exercised stock options in 2006.

STOCK VESTED IN 2006

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
John V. Faraci (1)	59,978	$1,966,225
Marianne M. Parrs (2)	64,972	$2,268,209
Newland A. Lesko (3)	16,461	$538,291
Paul Herbert (4)	12,727	$416,162
Maura A. Smith (5)	19,474	$647,284

(1) Includes (i) 52,389 shares and shares acquired in respect of reinvested dividends awarded under the PSP that vested on February 13, 2006, and (ii) 7,589 shares and shares acquired in respect of reinvested dividends under the restricted stock award program that vested on November 1, 2006.

(2) Includes (i) 14,927 shares and shares acquired in respect of reinvested dividends awarded under the PSP that vested on February 13, 2006, and (ii) 50,045 shares and shares acquired in respect of reinvested dividends awarded under the executive continuity award program that vested on March 17, 2006.

(3) Includes shares and shares acquired in respect of reinvested dividends awarded under the PSP that vested on February 13, 2006.

(4) Includes shares and shares acquired in respect of reinvested dividends awarded under the PSP that vested on February 13, 2006.

(5) Includes (i) 14,065 shares and shares acquired in respect of reinvested dividends awarded under the PSP that vested on February 13, 2006, and (ii) 5,409 shares and shares acquired in respect of reinvested dividends awarded under the Restricted Stock Award program that vested on March 31, 2006.

Pension Benefits in 2006

The following table shows the present value of benefits payable under our Retirement Plan, Pension Restoration Plan and, for three of our named executive officers, under the SERP at December 31, 2005 and December 31, 2006. The change in the present value of the accrued benefit is shown in the “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” column of the Summary Compensation Table on page 50 of this proxy statement.

All of our named executive officers are eligible for a benefit calculated under either the Retirement Plan and Pension Restoration Plan, or the SERP Formula A. Long-service employees (in most cases, those with more than 30 years of service) will receive their benefits from the Retirement Plan and the Pension Restoration Plan, but not from the SERP. Mr. Lesko and Ms. Parrs, both of whom have more than 30 years of service, will receive their entire pension benefits under the Retirement Plan and the Pension Restoration Plan, with no additional benefit amount from the SERP. Mr. Faraci will likely also receive his pension benefits from the Retirement Plan and the Pension Restoration Plan. Mr. Herbert and Ms. Smith, with fewer years of service, are the typical beneficiaries of a SERP that is designed to provide benefits to senior executives who were hired mid-career by the Company.

No named executive officer received payment of a retirement benefit in 2006.

PENSION BENEFITS IN 2006

Name	Plan Name	Number of Years of Credited Service in 2006 (#)	12/31/2005 Present Value of Accumulated Benefit ($) (1)	12/31/06 Present Value of Accumulated Benefit ($) (2)
John V. Faraci	Retirement Plan	32.33	$901,116	$956,794
	Pension Restoration Plan	32.33	$8,867,589	$12,945,790
	Unfunded Supplemental Retirement Plan for Senior Managers	32.33	$4,279,902	$866,621
	Total		$14,048,607	$14,769,205

Marianne M. Parrs	Retirement Plan	32.25	$1,197,084	$1,204,123
	Pension Restoration Plan	32.25	$5,306,785	$6,045,950
	Unfunded Supplemental Retirement Plan for Senior Managers	32.25	$696,472	$-
	Total		$7,200,341	$7,250,073

Newland A. Lesko	Retirement Plan	39.50	$1,436,019	$1,462,834
	Pension Restoration Plan	39.50	$6,588,787	$8,121,165
	Unfunded Supplemental Retirement Plan for Senior Managers	39.50	$-	$-
	Total		$8,024,806	$9,583,999

Paul Herbert	Retirement Plan	14.42	$356,693	$398,134
	Pension Restoration Plan	14.42	$1,168,900	$1,577,509
	Unfunded Supplemental Retirement Plan for Senior Managers	14.42	$2,196,689	$2,370,877
	Total		$3,722,282	$4,346,520

Maura A. Smith	Retirement Plan	3.83	$57,543	$79,570
	Pension Restoration Plan	3.83	$275,089	$417,601
	Unfunded Supplemental Retirement Plan for Senior Managers	3.83	$1,634,273	$1,551,331
	Total		$1,966,905	$2,048,502

(1) The calculation of the present value of accumulated benefits as of December 31, 2005, assumes a discount rate of 5.5% for annuity payments and 3.0% for lump sum payments. Benefit commencement at the earliest age at which the named executive officer would be entitled to an unreduced benefit (the earlier of age 61 and completion of 20 years of service or age 62 and completion of 10 years of service). For individuals who have already attained age 61 and completed 20 years of service, we use their age as of the end of the fiscal year.

(2) The calculation of the present value of accumulated benefits as of December 31, 2006, assumes a discount rate of 5.75% for annuity payments and 3.25% for lump sum payments. The assumptions regarding the benefit commencement date are the same as described in footnote (1).

Narrative to Pension Benefits Table

The International Paper Company Retirement Plan. Our Retirement Plan is a funded, qualified plan that covers all salaried employees hired prior to July 1, 2004. Employees hired on or after July 1, 2004, are eligible for a Company-paid retirement savings account in our 401(k) plan and our non-qualified deferred compensation plan in lieu of participation in the Retirement Plan. All of our named executive officers were hired prior to July 1, 2004, and are eligible to participate in the Retirement Plan.

We calculate the benefit under the Retirement Plan at the rate of 1.67% of the participant’s average pensionable earnings received over the highest five consecutive calendar years of the last 10 calendar years, multiplied by his or her years of service, then reduced by a portion of Social Security benefits. We include as pensionable earnings the participant’s base salary plus MIP awards that were not deferred, up to the maximum limit set by the IRS.

The International Paper Company Pension Restoration Plan. Our supplemental retirement plan for our salaried employees is an unfunded, non-qualified plan that covers all salaried employees hired prior to July 1, 2004. This plan augments our Retirement Plan by providing retirement benefits based on compensation that is greater than the limits set by the IRS. We include as eligible compensation under this plan the participant’s base salary plus MIP awards, including amounts deferred. All of our named executive officers were hired prior to July 1, 2004, and are eligible to participate in the Pension Restoration Plan.

We calculate the benefit under the Pension Restoration Plan at the same rate as the Retirement Plan, then reduce the benefit by the amount payable under the Retirement Plan.

The International Paper Company Unfunded Supplemental Retirement Plan for Senior Managers. Our SERP is an alternative retirement plan available to those senior vice presidents and above who have been designated by the chief executive officer as participants in the plan.

We calculate benefits under the SERP under one of three formulas based on the participant’s date of hire and date of eligibility for SERP participation.

•

Participants eligible to participate prior to July 1, 2004 (Formula A). We calculate benefits under this formula as the greater of (i) 3.25% of eligible compensation multiplied by the participant’s years of service (not to exceed 50% of eligible compensation), reduced by a portion of Social Security benefits, or (ii) 25% of eligible compensation. For these participants, the benefit amount is the greater of (i) the SERP benefit using this formula or (ii) the sum of the benefits under our Retirement Plan and Pension Restoration Plan. The benefit payable under the SERP is reduced by the benefits payable under the Retirement Plan and the Pension Restoration Plan.

We include as compensation the sum of (a) the participant’s highest annual base salary during any of the three calendar years prior to retirement and (b) the participant’s target MIP for the year of retirement. This benefit vests once the participant reaches age 62 and has completed five years of service with us or once the participant reaches age 61 and has completed 20 years of service. The Committee has discretion to vest a participant who has reached age 55 and has completed five years of service.

The normal form of payment is a lump sum payment. Alternatively, a participant may elect an annuity form of payment provided the election is made at least 12 months before the participant’s normal payment date and the annuity commences at least five years after the normal payment date. Generally, the lump sum payment is determined using a discount rate based on the municipal bond rate in effect on December 31 prior to the payment date. Participants who have attained age 61 have the right to lock in a discount rate prior to retirement.

•

Participants hired prior to July 1, 2004, and first eligible to participate on or after July 1, 2004 (Formula B): We calculate benefits under this formula at the same rate as our Retirement Plan and Pension Restoration Plan. However, these participants may receive a lump sum payment of the benefit under the Pension Restoration Plan in lieu of an annuity. This benefit vests once the participant reaches age 55 and has completed five years of service. The timing and form of payment are the same as SERP Formula A, except that a participant has the right to lock in a discount rate used to determine the amount of the lump sum payment, provided the participant announces retirement at least 12 months prior to his or her retirement date.

•

Participants hired and eligible to participate on or after July 1, 2004 (Formula C): We calculate benefits under this formula at the same rate as our Retirement Plan and Pension Restoration Plan, as though the participant is eligible to participate in those plans, offset by the participant’s Company-provided retirement savings account balance in the 401(k) plan and non-qualified deferred compensation plan. This benefit vests once the participant reaches age 55 and has completed five years of service with us. The timing and form of payment are the same as SERP Formula B.

•

Impact on SERP benefits if executive is terminated for cause. In the event an executive who is vested in the SERP is terminated for cause, he or she would forfeit the right to receive a lump sum benefit under our SERP, and his or her vested retirement benefits under the Retirement Plan and the Pension Restoration Plan would be paid as an annuity.

Eligibility for Early Retirement Benefits

With regard to our Retirement Plan and Pension Restoration Plan, participants are eligible for early retirement once they reach age 55 and have completed 10 years of service with us. The accrued benefit is reduced by 4% for each year that the participant retires before reaching age 62. Participants are eligible for an unreduced benefit once they reach age 61 and have completed at least 20 years of service with us.

With regard to our SERP, participants are eligible for early retirement once they reach age 62 and have completed five years of service with us, or once they reach age 61 and have completed 20 years of service. If the Committee approves early retirement after the participant reaches age 55 but before the participant meets these age and service requirements for early retirement, the participant’s benefit is reduced in the same manner as described above.

Mr. Faraci and Mr. Herbert are eligible for early retirement under our Retirement Plan and Pension Restoration Plan; however, they would receive a reduced benefit from these plans. They are not currently vested in the SERP benefit. In order to obtain a benefit under the SERP, Mr. Faraci would require Board approval, and Mr. Herbert would require Management Development and Compensation Committee approval.

Ms. Parrs and Mr. Lesko are currently eligible for an unreduced early retirement benefit under the Retirement Plan and Pension Restoration Plan, or the SERP. No Board or Management Development and Compensation Committee approvals are required for them to receive benefits under the SERP.

Ms. Smith will not be vested in the retirement plans until 2008.

The following table presents the potential payments to our named executive officers, assuming that they retired at the end of 2006.

POTENTIAL PAYMENTS UPON RETIREMENT AS OF DECEMBER 31, 2006 (1)

Name	Retirement Plan Annuity ($)	Pension Restoration Plan Annuity ($)	TOTAL Annuity ($)	Pension Restoration Plan Lump Sum ($)	SERP Lump Sum ($)	TOTAL Lump Sum ($)

John V. Faraci	$81,008	$831,150	$912,158	$–	$–	$–

Marianne M. Parrs	$100,548	$–	$100,548	$5,997,030	$–	$5,997,030

Newland A. Lesko	$125,665	$–	$125,665	$7,721,056	$–	$7,721,056

Paul Herbert	$36,254	$109,649	$145,903	$–	$–	$–

Maura A. Smith	$–	$–	$–	$–	$–	$–

(1) Lump sum payment calculations are based on a 3.83% estimated lump sum discount rate as of December 29, 2006, or the lock-in rate elected by the named executive officer if eligible to make this election under the SERP. Additional information regarding the calculation of benefits may be found following the Pension Benefit Table.

Policies with Regard to Granting Additional Years of Service

Other than the provision in our change in control agreements described in our Compensation Discussion and Analysis that adds three years of age and service to the calculation of retirement benefits in the event of termination of employment following a change in control, we have no other provision for granting additional years of service under our retirement plans.

Non-Qualified Deferred Compensation in 2006

The following table shows contributions in 2006 by us and each of our named executive officers to the Deferred Compensation Savings Plan (“DCSP”), which is our non-qualified deferred compensation plan, and each named executive officer’s DCSP account balance as of December 31, 2006. The account balance includes amounts deferred by the named executive officer in December 2006, which were actually credited to his or her account in January 2007.

NON-QUALIFIED DEFERRED COMPENSATION IN 2006

Name	Executive Contributions in 2006 ($) (1)	Registrant Contributions in 2006 ($)	Aggregate Earnings in 2006 ($ )	Aggregate Distributions in 2006 ($)	Aggregate Balance at December 31, 2006 ($)
John V. Faraci	$165,556	$99,334	$66,549	$–	$1,392,774
Marianne M. Parrs	$59,456	$35,674	$242,926	$–	$1,767,629
Newland A. Lesko	$162,303	$43,281	$208,897	$–	$2,049,186
Paul Herbert	$71,631	$28,652	$31,718	$–	$834,617
Maura A. Smith	$–	$–	$–	$–	$–

(1) These amounts are included in the “Salary” column of the Summary Compensation Table for 2006 for each of the named executive officers.

Narrative to Non-Qualified Deferred Compensation Table

Our DCSP allows participants to save for retirement by deferring up to 85% of eligible cash compensation, which includes base salary and MIP awards. Participants may contribute to the DCSP after deferring either the maximum pre-tax amount, or total pre-tax and after-tax amount to the 401(k) plan. The Company credits matching contributions equal to 70% of the participant’s contributions up to 4% of compensation, plus 50% of contributions up to an additional 4% of compensation. Mr. Faraci and Ms. Parrs contribute 8% of compensation, and Messrs. Lesko and Herbert contribute more than 8%. As a result, the actual amounts deferred and the Company’s resulting matching contribution will vary.

Participant contributions are credited with earnings based on the participant’s choice of investment fund equivalents. Fifty percent of our matching contributions are credited with earnings based on an equivalent to the Company Stock Fund in the 401(k) plan, and the balance may be invested by the participant in any of the investment fund equivalents. Investment fund equivalents match the investment returns of the funds available in the 401(k) plan. Differences in earnings reported above are based on the individual participant’s investment elections.

Participants are fully vested in their contributions at all times. Amounts contributed by the Company become vested upon completing three years of service, reaching age 65, death, disability, or termination of employment as a result of the permanent closing of the participant’s facility.

Participant accounts are divided into post-2004 contribution accounts and pre-2005 contribution accounts. Distributions of amounts contributed after December 31, 2004, may only be made in the event of termination of employment, death or disability. Participants must elect their distribution form of payment in an initial deferral election, which may not be changed. In the event no election has been made, the participant will receive a lump sum form of payment. In-service withdrawals are limited to unforeseeable emergencies.

OWNERSHIP OF COMPANY STOCK

The following table shows, as of March 16, 2007, the number of shares of Company common stock beneficially owned by each director, each named executive officer included in the Summary Compensation Table beginning on page 49 of this proxy statement, and by all directors and executive officers of the Company as a group. To the best of our knowledge, as of December 29, 2006, no person or group beneficially owned more than 5% of our common stock except as set forth in the table below.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned (1)	Stock Units Owned (2)	Percent of Class
David J. Bronczek	2,913	—	*
Martha F. Brooks	—	16,315	*
Lynn Laverty Elsenhans	504	840	*
John V. Faraci	1,241,233	13,405	*
Samir G. Gibara	5,316	11,710	*
Paul Herbert	259,930	24,952	*
Newland A. Lesko	417,392	7,628	*
Donald F. McHenry	11,361	32,212	*
Marianne M. Parrs	472,302	8,459	*
Maura A. Smith	247,881	—	*
John L. Townsend, III	3,392	—	*
John F. Turner	5,058	—	*
William G. Walter	—	12,005	*
Alberto Weisser	—	6,649	*
All directors and executive officers as a group (26 persons)	4,913,331		1.1%

Owners of More than 5%

Capital Research and Management Company(3)	49,657,560	N/A	10.9%
T. Rowe Price Associates, Inc.(4)	32,820,155	N/A	7.2%
State Street Bank and Trust Company(5)	28,504,264	N/A	6.3%
Morgan Stanley/Van Kampen Asset Management(6)	33,586,243	N/A	7.4%

*No named executive officer or director individually beneficially owns more than 1% of our outstanding common stock.

(1) Includes securities over which the individual has, or with another shares, directly or indirectly, voting or investment power, including ownership by certain relatives and ownership by trusts for the benefit of such relatives. Includes shares that may be acquired by exercise of stock options, regardless of whether the exercise price of such options exceed the current market price, as follows: 285,000 shares for Mr. Faraci; 105,000 shares for Mr. Herbert; 213,500 shares for Mr. Lesko; 226,000 shares for Ms. Parrs; 65,000 shares for Ms. Smith; and 1,848,882 for all directors and executive officers as a group.

(2) Includes stock equivalent units owned by our named executive officers under the International Paper Company Deferred Compensation Savings Plan or by our directors under the Restricted Stock and Deferred Compensation Plan for Non-Employee Directors. These units will be paid out in cash and are not convertible into shares of common stock. Accordingly, these units are not included as shares of common stock beneficially owned.

(3) The address of Capital Research and Management Company is 333 South Hope Street, Los Angeles, CA 90071. According to its Schedule 13G filed on February 12, 2007, for the period ending December 31, 2006, Capital Research and Management Company is the record holder of 49,657,560 shares of common stock of the Company as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Capital Research and Management Company had sole voting power over 12,920,500 shares

(4) The address of T. Rowe Price Associates, Inc. is 100 East Pratt Street, Baltimore, MD 21202. According to its Schedule 13G filed on February 14, 2007, for the period ending December 31, 2006, T. Rowe Price is an investment adviser registered under the Investment Advisers Act of 1940, which is the record holder of 32,820,155 shares of common stock of the Company. T. Rowe Price had sole voting power over 6,546,053 shares and sole dispositive power over 32,820,155 shares of common stock of the Company. These securities are owned by various individual and institutional investors, which T. Rowe Price Associates, Inc. serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Exchange Act, T. Rowe Price Associates, Inc. is deemed to be a beneficial owner of such securities; however, T. Rowe Price Associates, Inc. expressly disclaims that it is, in fact, the beneficial owner of such securities.

(5) The address of State Street Bank and Trust Company is 225 Franklin Street, Boston, MA 02111. According to its Schedule 13G filed on February 12, 2007, for the period ending December 31, 2006, State Street held shares of common stock of the Company as independent trustee in trust funds for employee savings, thrift, and similar employee benefit plans of the Company and its subsidiaries (“Company Trust Funds”). In addition, State Street Bank and Trust Company is trustee for various third party trusts and employee benefit plans and is a registered investment adviser. As a result of its holdings, in all capacities, State Street is the record holder of 28,504,264 shares of common stock of the Company. State Street Bank and Trust had sole voting power over 12,424,227 shares, shared voting power over 16,080,037 shares and shared dispositive power over 28,504,264 shares. The common stock held by the Company Trust Funds is allocated to participants’ accounts and such stock or the cash equivalent will be distributed to participants upon termination of employment or pursuant to withdrawal rights. The trustee votes the shares of common stock held in the Company Trust Funds in accordance with the instructions of the participants; shares for which no instructions are received are voted in the trustee’s discretion.

(6) The address of Morgan Stanley is 1585 Broadway, New York, NY 10036. The address of Van Kampen Asset Management is 1221 Avenue of the Americas, New York, NY 10020. According to its Schedule 13G filed on February 14, 2007, for the period ending December 31, 2006, Morgan Stanley is the record holder of 33,586,243 shares of common stock of the Company. Morgan Stanley had sole voting power over 33,586,243 shares and sole dispositive power over 32,540,774 shares of common stock of the Company. The securities being reported upon by Morgan Stanley as a parent holding company are owned, or may be deemed to be beneficially owned, by Van Kampen Asset Management, an investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E) as amended. Van Kampen Asset Management is a wholly-owned subsidiary of Morgan Stanley.

EQUITY COMPENSATION PLAN INFORMATION

The following table gives information about outstanding equity awards and the number of securities available for future issuance under our Long-Term Incentive Compensation Plan and our Restricted Stock and Deferred Compensation Plan for Non-Employee Directors.

	(a)		(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	35,982,698	(1)	$39.52	24,567,182

(1) Amount does not include 52,142 shares to be issued under the plan of an acquired company. No additional shares may be granted under this plan.

MATTERS TO BE ACTED UPON AT THE 2007 ANNUAL MEETING

ITEM 1 — ELECTION OF DIRECTORS

Four of our 10 directors have been nominated by the Board for election by our shareholders at the 2007 annual meeting. Each director who is elected by our shareholders at the 2007 annual meeting will hold office until 2010, or until his or her successor has been elected and has qualified or until his or her earlier death, resignation or retirement.

New directors elected by the Board serve until the first annual meeting following their election and are then assigned to a class for election by shareholders. Two of the four directors who have been nominated for election at the 2007 annual meeting, Mr. Bronczek and Ms. Elsenhans, are new directors.

In 2006, we adopted majority voting pursuant to a By-law amendment. If a director receives more “withheld” votes than “for” votes, he or she must submit his or her resignation for consideration by our Board, and the Board, working through the Governance Committee, will determine whether or not to accept the resignation.

We do not know of any reason why any nominee would be unable to serve as a director if elected. If, prior to the election, a nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such other person as the Board may nominate.

The Board recommends that you vote FOR each of the following nominees:

•	David J. Bronczek - Class I

•	Martha F. Brooks - Class I

•	Lynn Laverty Elsenhans - Class I

•	John L. Townsend, III - Class I

Biographical information about these nominees may be found on page 8 of this proxy statement.

ITEM 2 — RATIFICATION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2007

Our Board of Directors, upon the recommendation of the Audit and Finance Committee, has approved the selection of Deloitte & Touche LLP (“Deloitte & Touche”) to serve as our independent registered public accounting firm for 2007, subject to ratification by our shareholders.

Our By-laws do not require that our shareholders ratify the selection of Deloitte & Touche as the independent registered public accounting firm. Our Board will consider the outcome of this vote in its decision to appoint an independent registered public accounting firm next year but is not bound by the shareholders’ vote. Even if the selection of Deloitte & Touche is ratified, the Board may change the appointment at any time during the year if it determines that a change would be in the best interest of the Company and our shareholders.

For information concerning the selection of Deloitte & Touche, please refer to the “Audit and Finance Committee Report” on page 23 of this proxy statement. For information concerning fees paid to Deloitte & Touche, please refer to “Independent Auditor Fees” on page 25 of this proxy statement.

Our Board of Directors unanimously recommends that you vote FOR the ratification of Deloitte & Touche as our independent registered public accounting firm for 2007.

ITEM 3 — SHAREHOLDER PROPOSAL CONCERNING MAJORITY VOTING

We expect the following shareholder proposal to be presented at the annual meeting. The name, address and share holdings of the proponent will be provided at no cost upon written request to Ms. Maura A. Smith, corporate secretary, International Paper, 6400 Poplar Avenue, Memphis, TN 38197.

“RESOLVED: The shareholders of International Paper Company (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s governance documents (certificate of incorporation or bylaws) to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders, with a plurality vote standard retained for contested director elections, that is, when the number of director nominees exceeds the number of Board seats.”

[End of Shareholder Proposal]

Position of Your Company’s Board of Directors

Our Board of Directors endorses this proposal. Our Board amended our By-laws in October 2006 to implement majority voting and plans to propose an amendment to our certificate of incorporation to be submitted to our shareholders for a vote at the 2008 annual meeting. Until such time as an amendment to our certificate of incorporation is approved by shareholders and is effective, our By-law amendment, which includes a post-election director resignation provision, will continue to be effective. The full text of our By-law amendment is as follows:

“In any non-contested election of directors, any director nominee who receives a greater number of votes ‘withheld’ from his or her election than votes ‘for’ such election, of the votes cast by ballot or by proxy by the holders of the Common Stock at such election, shall immediately tender his or her resignation, and the Board of Directors will decide, through a process managed by the Governance Committee and excluding the nominee in question, whether to accept the resignation at its next regularly scheduled Board meeting. Unless the Board determines in its judgment that it is in the best interests of the Company for the director to remain on the Board, the Board shall accept the resignation. The Board explanation of its decision shall be disclosed on Form 8-K filed with the Securities and Exchange Commission.”

The voting standard, which we will incorporate into our certificate of incorporation, and the standard already adopted under our amended By-laws, will produce the same result.

Our Board of Directors unanimously recommends that you vote FOR this proposal.

APPENDIX A

DIRECTOR QUALIFICATION CRITERIA & INDEPENDENCE STANDARDS

I. DIRECTOR QUALIFICATION CRITERIA

The Company’s Certificate of Incorporation provides that the Board of Directors (the “Board”) of International Paper Company (“IP”) must be composed of between nine and 18 members. It also provides that the Board shall consist of three classes and that the classes shall be as nearly equal in number as possible. Within those parameters, the Board determines the size and composition of the Board.

The Governance Committee (the “Committee”) is responsible for evaluating the qualifications of each director candidate and of those Board members who are to be nominated for election by shareholders at the next Annual Shareholders’ Meeting, and for recommending the duly qualified nominees to the full Board for election. The qualification criteria set forth herein are designed to describe the qualities and characteristics desired for the Board as a whole and for Board members individually.

A.	Director Qualification Review Procedures

A determination of each director’s qualifications to serve on the Board shall be made by the Board, upon the recommendation of the Committee, annually at the time the Board approves director nominees for election to be included in IP’s annual proxy statement. In addition, with respect to each director candidate considered for election to the Board between annual meetings, prior to such election, the Governance Committee shall evaluate each director candidate and recommend to the Board any duly qualified director candidates for election to the Board.

The Governance Committee shall evaluate each potential director candidate and each Director eligible for election by shareholders at the next annual meeting of shareholders pursuant to the Director Qualification Criteria set forth herein and will recommend those Directors and candidates to the Board for nomination for election that the Committee determines meet the qualification criteria.

B.	General Director Qualification Criteria

The Board has not established specific minimum age, education, years of business experience or specific types of skills for Board members, but, in general, expects qualified directors to have ample experience and a proven record of professional success, leadership and the highest level of personal and professional ethics, integrity and values.

In its evaluation, the Committee shall consider the Board size and composition of the Board according to the following guidelines:

-	With respect to Board composition as whole, the Board will maintain a majority of directors who qualify as “independent” pursuant to applicable rules and the Independence Standards set forth below; and

-	With respect to Audit and Finance Committee composition, (1) all members must be “independent” pursuant to applicable Securities and Exchange Commission (“SEC”) rules and the Independence Standards set forth below; (2) a sufficient number of Board members must be “financially literate” and (3) at least one Board member shall be an “Audit Committee Financial Expert” as such terms are defined by SEC rules and New York Stock Exchange Listed Company Manual (the “NYSE rules”),[1] so that the Audit and Finance Committee has qualified members to fulfill the Committee’s responsibilities;

-	With respect to Management Development and Compensation Committee composition, all members must qualify as “independent” pursuant to applicable Internal Revenue Service (“IRS”) rules and the Independence Standards set forth below;

-	With respect to Governance Committee composition, all members must qualify as “independent” pursuant to the Independence Standards set forth below.

C.	Additional Qualification Review Criteria

The Governance Committee (the “Committee”) shall also consider whether each director candidate and each Director possesses the following:

-	The highest level of personal and professional ethics, reputation, integrity and values;

-	An appreciation of the Company’s mission and purpose, and loyalty to the interests of the Company and its shareholders;

-	The ability to exercise objectivity and independence in making informed business decisions;

-	The willingness and commitment to devote the extensive time necessary to fulfill his/her duties;

-	The ability to communicate effectively and collaborate with other board members to contribute effectively to the diversity of perspectives that enhances Board and Committee deliberations, including a willingness to listen and respect the views of others; and

-	The skills, knowledge and expertise relevant to the Company’s business, with extensive experience at a senior leadership level in a comparable company or organization, including, but not limited to relevant experience in manufacturing, international operations, public service, finance, accounting, strategic planning, supply chain, technology and marketing.

1  “Audit committee financial experts” must meet the following criteria:

-  An understanding of GAAP, financial statements, internal controls and procedures, and audit committee responsibilities;

-  An ability to assess general application of GAAP in accounting for estimates, accruals and reserves;

-  Experience preparing, auditing, analyzing, or evaluating financial statements comparable in breadth & complexity to IP’s, or actively supervising persons who did;

-  Principal financial or accounting officer, controller, public accountant, auditor, or similar position;

-  Active supervision of financial officers, etc.;

-  Oversight role for companies or accountants in preparing, auditing or evaluating financial statements;

-  Other relevant experience—such as Chief Executive Officer or similar position.

The Committee shall also consider its policies with respect to mandatory retirement age, change in employment status, as well as all other relevant facts and circumstances in making its recommendations to the Board.

II. INDEPENDENCE STANDARDS

The Board has established the following independence review procedures and criteria to assist it and the Committee in evaluating the independence of Directors for nomination and election at the next annual meeting and director candidates for nomination and election.2 A Director is independent if the Board affirmatively determines that the Director does not have a direct or indirect material relationship with IP, including its affiliates3 or any member of senior management of IP. These Standards, which conform to or are more exacting than the independence requirements in the NYSE Rules, shall be used in the determination of a Director’s independence. In addition to applying these guidelines, the Board will consider all relevant facts and circumstances in making its determination relative to a director’s independence.

A.	Independence Review Procedures

1.	Annual Review

Determinations of director independence will be made by the Board for each Director on an annual basis upon the recommendation of the Committee after the Committee’s review of each Director’s completed Director & Officer Questionnaire.

2.	Individual Director Independence Determinations

If a director nominee is considered for election to the Board between annual meetings, a determination of independence, upon the recommendation of the Committee, shall be made by the Board prior to such appointment.

All determinations of independence shall be made on a case-by-case basis for each director after consideration of all the relevant facts and circumstances and the standards set forth herein. The Board reserves the right to determine that any Director is not independent even if satisfying the criteria set forth in Paragraphs 1 and 2 below.

A determination of whether a Director is independent shall be made only by those members of the Board who are themselves independent in accordance with Rule 303A.02 of the NYSE Rules.

2 As set forth in Paragraph I.B “General Director Qualification Criteria”, with respect to Board composition as whole, the Board will maintain a majority of directors who qualify as “independent” pursuant to applicable rules and these Independence Standards.

3 “Affiliate” means any corporation or other entity that controls, is controlled by, or is under common control with IP, evidenced by the power to elect a majority of the Board of Directors or comparable governing body of such entity.

3.	Notice of Change of Circumstances

Each director has an affirmative obligation to notify the Governance Committee of any change in circumstances that may put his or her independence at issue. If so notified, the Committee shall reevaluate such director’s independence, as promptly as practicable, and make a recommendation to the Board with respect to the Director’s independence.

B.	Independence Criteria

1.      A Director will not be independent if, during the 36 months preceding the determination:

a.	The Director is employed by IP, or an immediate family member[4] is an executive officer of IP.

b.	The Director receives any direct compensation from IP, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);[5]

c.	The Director is affiliated with or employed by IP’s independent auditor, or an immediate family member is affiliated with or employed in a professional capacity by IP’s independent auditor;

d.	The Director is an executive officer, partner, employee or holder, directly or indirectly, of 1% or more of the total number of outstanding shares of an entity that supplies any banking, legal or accounting services to IP or any other services with the exception of services provided on an occasional or minimal basis; provided, however, the Board specifically believes that a relationship between IP and an entity where a Director is a non-management director of the other entity or serves on an advisory board or similar non-compensated body of the other entity is not material; or

e.	An IP executive officer is on the compensation committee of the board of directors of a company that employs the IP Director or his or her immediate family member.

2.      The following relationships shall not be considered material relationships that impair a Director’s or director candidate’s independence, unless otherwise determined by the Governance Committee after considering all relevant facts and circumstances:

a.	The Director or an immediate family member of the Director is a current executive officer, partner, or employee of, or has an ownership interest in, another company that has made payments to, or received payments from, IP for property or services in an

4 For purposes of these standards, “immediate family member” means a person’s spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, and anyone else sharing the Director’s home (other than domestic employees); provided, that any such persons who no longer have any such relationship as of the relevant measurement date as a result of legal separation, divorce, death or incapacitation shall not be considered immediate family members.

5 For purposes of calculating the amount of payments received by the Director or his immediate family members, the following items may be disregarded: (a) director and committee fees, (b) pension or other deferred compensation for prior service (provided that such compensation was not contingent in any way on continued service) and (c) compensation received by an immediate family member for service as an employee of IP (other than as an executive officer).

amount which, in any of such other company’s last three fiscal years, is less than the greater of $750,000 or 1.75% of such other company’s consolidated gross revenues;

b.	The Director or an immediate family member is employed as an executive officer of a non-profit organization, foundation or university to which IP made discretionary contributions (excluding for this purpose matching funds paid by IP or the International Paper Foundation as a result of contributions by IP’s directors or employees) which, in any of such other entity’s last three fiscal years, is less than the greater of $750,000 or 1.75% of such entity’s consolidated gross revenues;

c.	A relative of a Director (other than an immediate family member) has a relationship with IP that would preclude a determination that the Director is independent under these standards under the NYSE rules or these Standards if such relative were an immediate family member of the Director;

d.	The Director is a member of, serves on, or is involved or affiliated with any educational, social, fraternal, charitable, professional or similar organization or institution with which any executive officer, employee or affiliate of IP may also be involved or affiliated;

e.	The Director currently serves as an executive officer of another company which is indebted to IP or to which IP is indebted, and the total amount of either entity’s indebtedness to the other in any of the last three years is less than the greater of $750,000 or 1.75% of such entity’s consolidated gross revenues of the indebted company; for purposes of this category, service, membership or other non-compensated position on an advisory board or similar body of such other company is not considered to be an executive officer of such the other company and shall not impair a director’s independence regardless of the size of the total amount of either entities indebtedness; or

f.	The Director purchases consumer goods from IP in the ordinary course of IP’s business on substantially the same terms as those prevailing at the time for comparable goods provided to third parties.

Any relationship not described in Paragraph 2(a)-(f) above will be presumed immaterial to the Director’s independence unless: (i) the relationship was not entered into on terms substantially similar to those that would be offered to non-affiliated persons or entities in comparable circumstances; (ii) with respect to any extension of credit by the Company or one of its subsidiaries, such extension of credit was not made in compliance with applicable law, including Regulation O of the Board of Governors of the Federal Reserve System and Section 13(k) of the Securities Exchange Act of 1934; or (iii) in exercising its judgment in light of all the applicable facts and circumstances, the Board determines that the relationship should be considered material.

C.	Committee Independence Analysis

Additional independence standards shall be applied for the following committees:

1.	Audit and Finance Committee

With respect to Audit and Finance Committee composition all members must be “independent” pursuant to applicable SEC regulations.6

2.	Management Development and Compensation Committee

With respect to Management Development and Compensation Committee composition, all members must qualify as “independent” pursuant to applicable IRS regulations.7

D.	Disclosure

The Board’s independence determinations will be disclosed in IP’s proxy statement, and a specific explanation will be provided of any determination of independence for a director the Board determines satisfies the NYSE rules as independent even though he or she does not satisfy all of IP’s independence guidelines. Any determination of independence for a director who does not meet the criteria set forth in Paragraph 2(a)—(g) of these Independence Standards must be specifically explained in IP’s next annual proxy statement.

6 SEC regulations define “independent” directors for purposes of audit committee members as restricting the following:

-No consulting, advisory or other compensatory fees from IP (excluding director fees);

-May not provide IP accounting, consulting, legal, investment banking, financial or other advisory services;

-May not be owner, director, officer, partner or employee of an “affiliate” of IP; and

-May not be owner, director, officer, partner or employee of an entity that “controls” IP (excluding service as director of IP).

7 IRS regulations restrict compensation committee membership as follows:

-No IP current employees;

-No former IP officers (including acquired company officers);

-No former employees who receive compensation from IP other than pension; and

-No one who receives remuneration from IP other than director fees (i.e., consultants).

6400 Poplar Avenue

Memphis, Tennessee 38197

Printed on Accent® Opaque 40# Smooth Finish, made by our employees at the Ticonderoga Mill.

INTERNATIONAL PAPER COMPANY

C/O MELLON INVESTOR SERVICES

P.O. BOX 3500

SOUTH HACKENSACK, NJ 07606-3500

VOTE BY INTERNET - www.proxyvote.com

You may use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time, May 6, 2007, except that participants in the International Paper Company Salaried Savings Plan or International Paper Company Hourly Savings Plan must provide voting instructions on or before 11:59 P.M. Eastern Time, May 3, 2007. Have your proxy card in hand when you access the web site and follow the instructions on that site.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by International Paper Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE 1-800-690-6903

You may use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time, May 6, 2007, except that participants in the International Paper Company Salaried Savings Plan or International Paper Company Hourly Savings Plan must provide voting instructions on or before 11:59 P.M. Eastern Time, May 3, 2007. Have your proxy card in hand when you call and then follow the instructions the “Vote Voice” provides you.

VOTE BY MAIL

Please mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to International Paper Company, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717 so that it is received by May 6, 2007. Voting instructions provided by participants in the International Paper Company Salaried Savings Plan or International Paper Company Hourly Savings Plan must be received by May 3, 2007.

If you or your duly appointed proxy holder are planning to attend the annual meeting of shareholders on May 7, 2007, please check the box in the space indicated on the proxy card below, or so indicate when you vote by Internet or phone, and an admittance card will be held for you at the meeting.

TO VOTE BY MAIL, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY/VOTING INSTRUCTION CARD IS VALID ONLY WHEN SIGNED AND DATED.

INTERNATIONAL PAPER COMPANY

The Board of Directors recommends a vote “FOR” the nominees listed under Item 1

Item 1 – Election of Four Directors in Class I (3-year term).	For	Withhold
Nominees:

David J. Bronczek	☐	☐

Martha F. Brooks	☐	☐

Lynn Laverty Elsenhans	☐	☐

John L. Townsend, III	☐	☐

The Board of Directors recommends a vote “FOR” Item 2	For	Against	Abstain

Item 2 – Ratification of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm for 2007.	☐	☐	☐

The Board of Directors recommends a vote “FOR” Item 3

Item 3 – Shareholder Proposal Concerning Majority Voting.	☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting. This proxy/voting instruction card, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy/voting instruction card will be voted FOR all of the nominees in Item 1 and FOR Item 2 and Item 3, or if you are a participant in one or more of the plans shown on the reverse side of this proxy/voting instruction card, the shares will be voted by the Trustee in its discretion.

For address changes and/or comments, please check this box and write them on the back where indicated	☐

Please indicate if you plan to attend this meeting	Yes ☐		No ☐

Please sign exactly as your name appears on this proxy. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If a corporation, please sign in full corporate name by authorized officer. If a partnership or LLC, please sign in firm name by authorized partner or member.

Signature (PLEASE SIGN WITHIN BOX)/DATE	SIGNATURE(Joint Owners)/Date

INTERNATIONAL PAPER COMPANY

SHAREHOLDER PROXY AND CONFIDENTIAL VOTING INSTRUCTION CARD

ANNUAL MEETING OF SHAREHOLDERS – MONDAY, MAY 7, 2007

THIS PROXY/VOTING INSTRUCTION CARD IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF INTERNATIONAL PAPER COMPANY AND BY THE TRUSTEES OF THE PLANS LISTED BELOW. THIS MAY ONLY BE USED AT THE ANNUAL MEETING OF SHAREHOLDERS, TO BE HELD ON MAY 7, 2007, AND AT ANY ADJOURNMENT THEREOF.

If you are a registered shareholder, by submitting this proxy you are appointing John V. Faraci, Marianne M. Parrs and Maura A. Smith, jointly or individually, as proxies with power of substitution, to vote all shares you are entitled to vote at the Annual Meeting of Shareholders on May 7, 2007, and any adjournment thereof. If no direction is made on the reverse side, this proxy will be voted FOR all nominees in Item 1, election of Class I Directors, FOR Item 2, ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2007, and FOR Item 3, shareholder proposal concerning majority voting. The proxies are authorized to vote upon such other business as may properly come before the meeting.

If you are a participant in either the International Paper Salaried Savings Plan or the International Paper Hourly Savings Plan, by signing this proxy/voting instruction card, you are instructing your Trustee to vote the shares of common stock in accordance with your voting instructions. The Trustees under each of the plans has authorized Automatic Data Processing as an agent to tabulate the votes. Any shares held by the Trustee for which it has not received voting instructions by Internet, phone or mail by 11:59 P.M. Eastern Time, May 3, 2007, will be voted by the Trustee in its discretion. Plan participants may attend the meeting but may only vote these shares by submitting voting instructions by Internet, phone or mail by 11:59 P.M. Eastern Time, May 3, 2007.

The proxies are instructed to vote as indicated on the reverse side. This proxy revokes all prior proxies given by you. Please sign on the reverse side exactly as your name or names appear(s) there. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If a corporation, please sign in full corporate name by authorized officer. If a partnership or LLC, please sign in firm name by authorized partner or member.

Address Changes/Comments:

(If you noted any address changes/comments, please mark corresponding box on the reverse side).